UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Admendment No.   )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY
(as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

 Pitney Bowes Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transactions applies:

	(2)	Aggregate number of securities to which transactions applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Notice of the 2009
Annual Meeting
and
Proxy Statement

Pitney Bowes Inc.
World Headquarters
1 Elmcroft Road
Stamford, Connecticut 06926-0700
(203) 356-5000

To the Stockholders:

We will hold our 2009 annual meeting of stockholders at 9:00 a.m. on Monday, May 11, 2009 at our World Headquarters in Stamford, Connecticut.

The Notice of Meeting and Proxy Statement and accompanying proxy card describe in detail the matters to be acted upon at the meeting.

It is important that your shares be represented at the meeting. Whether or not you plan to attend, please sign, date and return your proxy card in the enclosed envelope as soon as possible. Stockholders of record also have the option of granting a proxy by telephone or Internet, as described on the proxy card.

We look forward to seeing you at the meeting.

Murray D. Martin Chairman, President and Chief Executive Officer

Stamford, Connecticut March 26, 2009

Notice of Meeting:

The annual meeting of stockholders of Pitney Bowes Inc. will be held on May 11, 2009, at 9:00 a.m. at the company’s World Headquarters, 1 Elmcroft Road, Stamford, Connecticut 06926-0700. Directions to Pitney Bowes’ World Headquarters appear on the back cover page of the proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on May 11, 2009:

Pitney Bowes’ 2009 Proxy Statement and Annual Report to Stockholders, including the Annual Report on Form 10-K for the year ended December 31, 2008, are available at www.edocumentview.com/pbi.

The items of business at the annual meeting are:

1.	Election of five directors.

2.	Ratification of the Audit Committee’s appointment of the independent accountants for 2009.

3.	Such other matters as may properly come before the meeting, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting.

March 18, 2009 is the record date for the meeting.

This proxy statement and accompanying proxy card are first being distributed on or about March 26, 2009.

Amy C. Corn Corporate Secretary

Proxy Statement

The Annual Meeting and Voting

Our board of directors is soliciting proxies to be used at the annual meeting of stockholders to be held on May 11, 2009, at 9:00 a.m. at the company’s World Headquarters, 1 Elmcroft Road, Stamford, Connecticut, and at any adjournment or postponement of the meeting. This proxy statement contains information about the items being voted on at the annual meeting. This proxy statement and accompanying proxy card are first being distributed on or about March 26, 2009.

Annual Meeting Admission

An admission ticket, which is required for entry into the annual meeting, is attached to your proxy card if you hold shares directly in your name as a stockholder of record. If you plan to attend the annual meeting, please vote your proxy but keep the admission ticket and bring it to the annual meeting.

If your shares are held in the name of a bank, broker or nominee and you plan to attend the meeting, you must present proof of your ownership of Pitney Bowes stock (such as a bank or brokerage account statement) to be admitted to the meeting.

Who is entitled to vote?

Record stockholders of Pitney Bowes common stock and $2.12 convertible preference stock at the close of business on March 18, 2009 (the record date) can vote at the meeting. As of the record date, 206,384,669 shares of Pitney Bowes common stock and 35,956 shares of $2.12 convertible preference stock were issued and outstanding. Each stockholder has one vote for each share of common stock owned as of the record date, and 16.53 votes for each share of $2.12 convertible preference stock owned as of the record date.

How do I vote?

If you are a registered stockholder (which means you hold shares in your name), you may choose one of three methods to vote: (i) you may grant your proxy on-line via the Internet by accessing the following website and following the instructions provided: www.envisionreports.com/pbi; (ii) you may grant your proxy by telephone (1-800-652-VOTE); or (iii) you may grant your proxy by completing and mailing the enclosed proxy card. Alternatively, you may attend the meeting and vote in person.

If you hold your shares through a broker, bank, trustee or other nominee, you are a beneficial owner and should refer to instructions provided by that entity on voting methods.

May I change my vote?

If you are a registered stockholder, you may change your vote at any time before it is voted at the meeting in several ways. You may send in a revised proxy dated later than the first proxy; you may vote in person at the meeting; or you may notify the corporate secretary in writing prior to the meeting that you have revoked your proxy.

If you hold your shares through a broker, bank, trustee or other nominee, you are a beneficial owner and should refer to instructions provided by that entity on how to change your vote.

What constitutes a quorum?

A majority of the outstanding shares entitled to vote, present in person or represented by proxy, constitutes a quorum. If you grant your proxy by Internet, telephone or proxy card, you will be considered part of the quorum. Abstentions, broker non-votes and votes withheld from director nominees are included in the count to determine a quorum. If a quorum is present, director candidates receiving a majority of votes cast will be elected. Proposal 2 will be approved if a quorum is present and a majority of the votes cast by the stockholders are voted in favor of the proposal.

What is the effect of broker non-votes and abstentions?

Under New York Stock Exchange rules, if your broker holds your shares in its “street” name, the broker may vote your shares in its discretion on both proposals 1 and 2 if it does not receive instructions from you.

If your broker does not have discretionary voting authority or if you abstain on one or more agenda items, the effect would be as follows:

Proposal 1:

Broker non-votes would not be votes cast and therefore would not be counted either for or against. As a result, broker non-votes would have no effect. If you choose to abstain in the election of directors, the abstention will have no effect.

Proposal 2:

Broker non-votes would not be votes cast and therefore would not be counted either for or against. As a result, broker non-votes would have no effect. If you choose to abstain in the ratification of the Audit Committee’s selection of the independent accountants for 2009, the abstention will have no effect.

How do Dividend Reinvestment Plan participants or employees with shares in the 401(k) plan vote by proxy?

If you are a stockholder of record and participate in the company’s Dividend Reinvestment Plan, or employee 401(k) plan, you will receive a proxy card with instructions on the three different ways available to you to grant your proxy (through the mail, by telephone, or over the Internet).

Shares held in the company’s 401(k) plan are voted by the plan trustee in accordance with voting instructions received from plan participants using the enclosed proxy card. The plan directs the trustee to vote shares for which no instructions are received in the same proportion (for, against or abstain) indicated by the voting instructions given by participants in the plan.

Who will count the votes?

Computershare Trust Company N.A. (“Computershare”) will tabulate the votes and act as Inspector of Election.

Multiple Copies of Annual Report to Stockholders

Our 2008 annual report has been mailed to stockholders together with this proxy statement. It will save the company money, and therefore benefit all stockholders, to eliminate distribution of unnecessary duplicate copies of the annual report. To print and distribute one annual report costs the company approximately $4.00.

If you and other stockholders of record with whom you share an address currently receive more than one copy of the annual report, we will discontinue mailing reports for the accounts you select if you mark the designated box on the appropriate proxy card(s), or follow the prompts when you grant your proxy by telephone or Internet.

At least one account per household must continue to receive the annual report, unless you elect to view future annual reports over the Internet. Mailing of dividends, stockholder investment statements and proxy materials will not be affected by your election to discontinue future duplicate mailings of the annual report. To discontinue or resume the mailing of an annual report to an account, or to consolidate your multiple accounts, call our transfer agent, Computershare, at the special Pitney Bowes toll-free number, 1-800-648-8170, visit their website at www.computershare.com, or contact them by mail at 250 Royall Street, Canton, MA 02021. Additional copies of our annual report or proxy statement will be sent to stockholders free of charge upon written request to Investor Relations, Pitney Bowes Inc., 1 Elmcroft Road, MSC 63-02, Stamford, CT 06926-0700. If you own shares of stock through a bank, broker, trustee or other nominee and receive more than one Pitney Bowes annual report, please contact that entity to eliminate duplicate mailings.

Electronic Delivery of Annual Report and Proxy Statement

This proxy statement and our 2008 annual report may be viewed online at www.edocumentview.com/pbi. If you are a stockholder of record, you can elect to receive future annual reports and proxy statements electronically by marking the appropriate box on your proxy card or by following the instructions provided if you grant your proxy by Internet or by telephone. If you choose this option, you will receive an e-mail for future meetings listing the website locations of these documents and your choice will remain in effect until you notify us that you wish to resume mail delivery of these documents. If you hold your Pitney Bowes stock through a bank, broker, trustee or other nominee, you should refer to the information provided by that entity for instructions on how to elect this option.

Stockholder Proposals and Other Business for the 2010 Annual Meeting

If a stockholder wants to submit a proposal for inclusion in the company’s proxy material for the 2010 annual meeting, which is scheduled to be held on Monday, May 10, 2010, it must be received by the corporate secretary by November 26, 2009. Also, under our By-laws, a stockholder can present other business at an annual meeting, including the nomination of candidates for director, only if written notice of the business or candidates is received by the corporate secretary by February 10, 2010. There are other procedural requirements in the By-laws pertaining to stock-

holder proposals and director nominations. The By-laws are posted on the company’s Corporate Governance website at www.pb.com under the caption “Our Company-Leadership & Governance.” Any stockholder may obtain a copy of the By-laws without charge by writing to the Corporate Secretary at Pitney Bowes Inc., 1 Elmcroft Road, MSC 65-19, Stamford, CT 06926-0700.

Corporate Governance

Stockholders are encouraged to visit the company’s Corporate Governance website at www.pb.com under the caption “Our Company” for information concerning the company’s governance practices, including the Governance Principles of the Board of Directors, charters of the committees of the board, and the directors’ Code of Business Conduct and Ethics. The company’s Business Practices Guidelines, which is the company’s Code of Ethics for employees, including the company’s chief executive officer and chief financial officer, is also available on the company’s Leadership & Governance website. We intend to disclose future amendments or waivers to certain provisions of the directors’ Code of Business Conduct and Ethics or the Business Practices Guidelines on our website within four business days following the date of such amendment or waiver. Copies of all board committee charters, the Governance Principles of the Board of Directors, the directors’ Code of Business Conduct and Ethics and the company’s Business Practices Guidelines are available in print to stockholders who request them.

Board of Directors

The board of directors has conducted its annual review of the independence of each director under the New York Stock Exchange listing standards and the standards of independence, which are listed in Annex 1 of this proxy statement, and set forth in the Governance Principles of the Board of Directors which are available on the company’s Corporate Governance website at www.pb.com under the caption “Our Company-Leadership & Governance.”

Based upon its review, the board has concluded in its business judgment that the following directors are independent: Rodney C. Adkins, Linda G. Alvarado, Anne M. Busquet, Anne Sutherland Fuchs, Ernie Green, James H. Keyes, John S. McFarlane, Eduardo R. Menascé, Michael I. Roth, David L. Shedlarz, David B. Snow, Jr. and Robert E. Weissman.

In making this determination, the board considered that in the ordinary course of business, transactions may occur between Pitney Bowes and its subsidiaries and companies or other entities at which some of our directors are executive officers. Under the company’s independence standards, business transactions meeting the following criteria are not considered to be material transactions that would impair a director’s independence:

The director is an employee or executive officer of another company that does business with Pitney Bowes and our annual payments to or from that company in each of the last three fiscal years are in an amount less than the greater of $1 million or two percent of the annual consolidated gross revenues of the company by which the director is employed.

During 2008, Messrs. Adkins, Roth, and Snow were employed at corporations with which Pitney Bowes engages in ordinary course of business transactions. We reviewed all transactions with each of these entities and determined these transactions were made in the ordinary course of business and were below the threshold set forth in our director independence standards.

Effective January 1, 2009, Murray D. Martin became the company’s Chairman replacing Michael J. Critelli, the company’s former Executive Chairman who retired from the board of directors on December 31, 2008.

Lead Director

In May 2008, the board of directors appointed James H. Keyes, one of the independent directors, to serve as the board’s Lead Director for an initial term of two years. The Lead Director serves as the chair of the periodic executive sessions of the board during which neither the employee directors nor other members of management are present, and is responsible for briefing the chief executive officer, as needed, following the executive sessions.

The Lead Director also reviews and responds, as appropriate, to communications from stockholders and other interested parties in accordance with guidelines established by the board of directors. A complete description of the Lead Director function, including selection process and terms and term limits, can be found in Section 9 of the Governance Principles of the Board of Directors of Pitney Bowes Inc., which are available on the company’s website at www.pb.com under the caption “Our Company-Leadership & Governance.”

Communications with the Board

The board of directors has established procedures by which stockholders and other interested parties may communicate with the Lead Director, the Audit Committee chair, the independent directors, or the board. Such parties may communicate with the Lead Director via e-mail at lead.director@pb.com, with the Audit Committee chair via e-mail at auditchair@pb.com or they may write to one or more directors, care of the Corporate Secretary, Pitney Bowes Inc., 1 Elmcroft Road, MSC 65-19, Stamford, CT 06926-0700.

The board of directors has instructed the corporate secretary to assist the Lead Director, the Audit Committee chair and the board in reviewing all electronic and written communications, as described above, as follows:

(i)	Customer, vendor or employee complaints or concerns are investigated by management and copies are forwarded to the Lead Director;

(ii)

If any complaints or similar communications regarding accounting, internal accounting controls or auditing matters are received, they will be forwarded by the corporate secretary to the General Auditor and to the Audit Committee chair for review and copies will be forwarded to the Lead Director. Any such matter will be investigated in accordance with the procedures established by the Audit Committee; and

(iii)

Other communications raising matters that require investigation will be shared with appropriate members of management in order to permit the gathering of information relevant to the directors’ review, and will be forwarded to the director or directors to whom the communication was addressed.

Except as provided above, the corporate secretary will forward written communications to the full board of directors or to any individual director or directors to whom the communication is directed unless the communication is threatening, illegal or similarly inappropriate. Advertisements, solicitations for periodical or other subscriptions, and other similar communications generally will not be forwarded to the directors.

It is the longstanding practice and the policy of the board of directors that the directors attend the annual meeting of stockholders. All directors with the exception of Mr. Weissman attended the May 2008 annual meeting.

Board Committees

During 2008, each director attended at least 75% of the total number of board meetings and meetings held by the board committees on which he or she served. The board of directors met seven times in 2008, and the independent directors met in executive session, without any member of management in attendance, seven times.

Members of the board serve on one or more of the seven committees described below. Mr. Critelli served as the chair of the Executive Committee in 2008 and Mr. Martin is currently the chair of this committee. The members of all other board committees are independent directors pursuant to New York Stock Exchange independence standards. Each committee of the board operates in accordance with a charter. All board committee charters are posted on the company’s website at www.pb.com under the caption “Our Company-Leadership & Governance” and are available in print to stockholders who request them. The members of each of the board committees are set forth in the following chart.

Name	Audit	Corporate Responsibility	Executive	Executive Compensation	Finance	Governance	Technology

Rodney C. Adkins					X		X

Linda G. Alvarado		X*			X

Anne M. Busquet	X	X

Anne Sutherland Fuchs		X		X

Ernie Green		X				X

James H. Keyes	X		X	X*		X

Murray D. Martin			X*

John S. McFarlane					X		X*

Eduardo R. Menascé				X			X

Michael I. Roth	X		X		X*	X

David L. Shedlarz	X*				X	X

David B. Snow, Jr.				X			X

Robert E. Weissman	X		X	X		X*

* Committee Chair

The Audit Committee, which met six times in 2008, monitors the financial reporting standards and practices of the company and the company’s internal financial controls to confirm compliance with the policies and objectives established by the board of directors and oversees the company’s ethics and compliance programs. The committee appoints independent accountants to conduct the annual audits, and discusses with the company’s independent accountants the scope of their examinations, with particular attention to areas where either the committee or the independent accountants believe special emphasis should be directed. The committee reviews the annual financial statements and independent accountant’s report, invites the independent accountant’s recommendations on internal controls and on other matters, and reviews the evaluation given and corrective action taken by management. It reviews the independence of the independent accountants and approves their fees. It also reviews the company’s internal accounting controls and the scope and results of the company’s internal auditing activities, and submits reports and proposals on these matters to the board. The committee meets in executive session with the independent accountants at each committee meeting. The committee’s charter, which was last amended in February 2007, is available on the company’s website at www.pb.com under the heading “Our Company-Leadership & Governance.”

The board of directors has determined that the following members of the Audit Committee, James H. Keyes, Michael I. Roth, David L. Shedlarz and Robert E. Weissman, are “audit committee financial experts,” as that term is defined by regulation of the Securities and Exchange Commission.

The Corporate Responsibility Committee, which met three times in 2008, monitors the company’s corporate social responsibility, workforce relations, brand reputation, procurement, product stewardship, environmental health and safety, and operational continuity.

The Executive Committee, which did not meet in 2008, can act, to the extent permitted by applicable law and the company’s Restated Certificate of Incorporation and its Bylaws, on all matters concerning management of the business which may arise between scheduled board of directors meetings, unless otherwise limited by applicable law and as described in the committee’s charter.

The Executive Compensation Committee, which met nine times in 2008, is responsible for the company’s executive compensation policies and programs. The committee chair frequently consults with, and the committee periodically meets in executive session with, Frederic W. Cook & Co., Inc., its independent consultant. The committee recommends to all of the independent directors for final approval policies, programs and specific actions regarding the compensation of the chairman and the chief executive officer, and approves the same for all of the executive officers of the company. The committee also recommends the “Compensation Discussion and Analysis” for inclusion in the company’s proxy statement, in accordance with the rules and regulations of the Securities and Exchange Commission, and reviews and approves allocations of shares in the company’s employee stock plans in connection with the granting of stock options and other stock awards. The committee’s charter, which was last amended in November 2007, is available on the company’s website at www.pb.com under the heading “Our Company-Leadership & Governance.”

The Finance Committee, which met five times in 2008, reviews the company’s financial condition and evaluates significant financial policies and activities, oversees the company’s major retirement programs, advises management and recommends financial action to the board. The committee’s duties include monitoring the company’s current and projected financial condition, reviewing and approving major investment decisions, and overseeing the financial operations of the company’s retirement, savings, and post-retirement benefit plans and retirement funds to confirm that plan liabilities are adequately funded and plan assets are prudently managed. The committee recommends for approval by the board the establishment of new plans and any amendments that materially affect cost, benefit coverages, or liabilities of the plans.

The Governance Committee, which met four times in 2008, recommends nominees for election to the board of directors, determines the duties of and recommends membership in the board committees, reviews executives’ potential for growth, reviews and recommends to the board the amount and form of compensation to non-employee members of the board, and, with the chief executive officer, is responsible for succession planning and ensuring management continuity. The committee reviews and evaluates the effectiveness of board administration and its governing documents, and reviews and monitors company programs and policies relating to directors. The committee reviews related-person transactions in accordance with company policy.

The Governance Committee generally identifies qualified candidates for nomination for election to the board of directors from a variety of sources, including other board members, management, and stockholders. The committee also may retain a third-party search firm to assist the committee members in identifying and evaluating potential nominees to the board.

Stockholders wishing to recommend a candidate for consideration by the Governance Committee may do so by writing to the Corporate Secretary, Pitney Bowes Inc., 1 Elmcroft Road, MSC 65-19, Stamford, CT 06926-0700. Recommendations submitted for consideration by the committee in preparation for the 2010 annual meeting of stockholders must be received by January 4, 2010, and must contain the following information: (i) the name and address of the stockholder; (ii) the name and address of the person to be nominated; (iii) a representation that the stockholder is a holder of the company’s stock entitled to vote at the meeting; (iv) a statement in support of the stockholder’s recommendation, including a description of the candidate’s qualifications; (v) information regarding the candidate as would be required to be included in a proxy statement filed in accordance with the rules of the Securities and Exchange Commission; and (vi) the candidate’s written, signed consent to serve if elected.

The Governance Committee evaluates candidates recommended by stockholders based on the same criteria it uses to evaluate candidates from other sources. The Governance Principles of the Board of Directors, which are posted on the company’s Corporate Governance website at www.pb.com under the caption “Our Company-Leadership & Governance,” include a description of director qualifications. Among the qualifications considered by the committee are the candidate’s integrity and ethics, business acumen, experience and skills, independence, sound judgment, and his or her ability to commit sufficient time and attention to the activities of the board.

If the Governance Committee believes that a potential candidate may be appropriate for recommendation to the board, there is generally a mutual exploration process, during which the committee seeks to learn more about the candidate’s qualifications, background and interest in serving on the board, and the candidate has the opportunity to learn more about the company, the board, and its governance practices. The final selection of the board’s nominees is within the sole discretion of the board.

Alternatively, as referenced on page 6 of this proxy statement, stockholders intending to appear at a stockholders’ meeting in order to nominate a candidate for election by the stockholders at the meeting (in cases where the board of directors does not intend to nominate the candidate or where the Governance Committee was not requested to consider his or her candidacy) must comply with the procedures in Article II, Section 6 of the company’s By-laws. The By-laws are posted on the company’s Corporate Governance website at www.pb.com under the caption “Our Company-Leadership & Governance.”

The Technology Committee (formerly known as the E-Commerce and Technology Committee), which met three times in 2008, monitors the company’s information technology strategy, significant product development activities (including software initiatives), and new technology investments.

Directors’ Compensation

Role of Governance Committee in Determining Director Compensation. In accordance with the Governance Principles of the Board, the Governance Committee reviews and recommends to the board of directors the amount and form of compensation to non-employee members of the board. The Governance Committee reviews the director compensation policy periodically and consults from time to time with an independent compensation consultant, selected and retained by the committee, as to the competitiveness of the program. In 2006, the Governance Committee reviewed peer group and market data provided by Steven Hall & Partners in considering and determining non-employee director compensation effective January 1, 2007. The Governance Committee believes that the compensation for Pitney Bowes non-employee directors is appropriate and consistent with the philosophy, or objectives, of the director compensation program as further described in the Governance Principles of the Board. The following is a summary of the director compensation program.

Directors’ Fees. During 2008, each director who was not an employee of the company received an annual fee of $65,000 and a meeting fee of $1,500 for each board and committee meeting attended. Committee chairs (except for the Audit Committee chair) receive an additional $1,500 for each committee meeting that they chair, and the Audit Committee chair receives an additional $2,000 for each Audit Committee meeting chaired. The Lead Director receives an additional annual retainer of $10,000.

All directors are reimbursed for their out-of-pocket expenses incurred in attending board and committee meetings. It is also our practice that when a non-employee director’s spouse or guest is invited by the company to attend a company-hosted event, the incremental costs of such spousal or guest travel are treated as income to the director and are “grossed up” by the company such that the director is made whole for the added income taxes payable by him or her as a result of such spousal or guest travel.

The board of directors maintains directors’ stock ownership guidelines, requiring, among other things, that each director accumulate and retain a minimum of 7,500 shares of company common stock within five years of becoming a director of Pitney Bowes. The directors’ stock ownership guidelines are available on the company’s Corporate Governance website at www.pb.com under the caption “Our Company-Leadership & Governance.”

Directors’ Stock Plan. Under the Directors’ Stock Plan, in 2008 each director who was not an employee of the company received an award of 2,200 shares of restricted stock which are fully vested upon grant. The shares carry full voting and dividend rights but, unless certain conditions are met, may not be transferred or alienated until the later of (i) termination of service as a director, or, if earlier, the date of a change of control (as defined in the Directors’ Stock Plan), and (ii) the expiration of the six-month period following the grant of such shares. The Directors’ Stock Plan permits certain dispositions of stock granted under the restricted stock program provided that the director effecting the disposition had accumulated and will retain 7,500 shares of common stock. Permitted dispositions are limited to: (i) transfer to a family member or family trust or partnership; and (ii) donations to charity after the expiration of six months from date of grant. The original restrictions would continue to apply to the donee except that a charitable donee would not be bound by the restriction relating to termination of service from the board.

Since the approval of the Directors’ Stock Plan by stockholders in 1991, the common stock of the company has twice undergone a two-for-one split, in 1992 and 1997, respectively. In addition, the annual grant was increased in 1997 in connection with the discontinuation of the Directors’ Retirement Plan, as described below. Ownership of shares granted under the Directors’ Stock Plan is reflected in the table on page 13 showing security ownership of directors and executive officers.

Directors’ Deferred Incentive Savings Plan. The company maintains a Directors’ Deferred Incentive Savings Plan under which directors may defer all or part of the cash portion of their compensation. Deferred amounts will be notionally “invested” in any combination of several institutional investment funds. Deferral elections made with respect to plan years prior to 2004 also included as an investment choice the ability to invest in options to purchase common stock of the company.

Stock options selected by directors as an investment vehicle for deferred compensation were granted through the Directors’ Stock Plan. The Directors’ Stock Plan permits the exercise of stock options granted after October 11, 1999 during the full remaining term of the stock option by directors who have terminated service on the board, provided that service on the board is terminated: (i) after ten years of service on the board; (ii) due to director’s death or disability; or (iii) due to the director having attained mandatory directors’ retirement age. The stock options may be exercised for three months following termination for any other reason. The Directors’ Stock Plan also permits the donation of vested stock options, regardless of the date of grant, to family members and family trusts or partnerships. All outstanding stock options are fully vested.

Directors’ Retirement Plan. The company’s Directors’ Retirement Plan was discontinued, and the benefits previously earned by directors were frozen as of May 12, 1997. Under this plan, there is no benefit paid to a director who served for less than five years as of May 12, 1997. A director who had met the five-year minimum vesting requirement as of May 12, 1997 will receive an annual retirement benefit calculated as 50% of the director’s retainer in effect as of May 12, 1997, and a director with more than five years of service at retirement will receive an additional ten percent of such retainer for each year of service over five, to a maximum of 100% of such retainer for ten or more years of service. The annual retainer fee in effect as of May 12, 1997, was $30,000. The annual retirement benefit is paid for life.

DIRECTOR COMPENSATION FOR 2008

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)

Mr. Adkins	84,500	82,027	0	0	166,527
Ms. Alvarado	92,000	82,027	5,223	1,732	180,982
Ms. Busquet	84,500	82,027	0	0	166,527
Ms. Fuchs	93,500	82,027	0	1,000	176,527
Mr. Green	86,000	82,027	0	579	168,606
Mr. Keyes	120,750	82,027	0	412	203,189
Mr. McFarlane	92,000	82,027	0	1,356	175,383
Mr. Menascé	93,500	82,027	0	0	175,527
Mr. Roth	105,500	82,027	0	5,000	192,527
Mr. Shedlarz	107,000	82,027	0	0	189,027
Mr. Snow	90,500	82,027	0	0	172,527
Mr. Weissman	112,250	82,027	0	0	194,277

(1)

Each non-employee director receives an annual retainer of $65,000 ($16,250 per quarter) and a meeting fee of $1,500 for each board and committee meeting attended. Committee chairs (except for the Audit Committee chair) receive an additional $1,500 for each committee meeting that they chair, and the Audit Committee chair receives an additional $2,000 for each Audit Committee meeting chaired. The Lead Director receives an additional annual retainer of $10,000.

(2)

On May 12, 2008, each non-employee director then serving received an award of 2,200 shares of restricted stock. The fair market value of the restricted share awards was calculated using the average of the high and low stock price, $37.71 and $36.86, respectively, as reported on the New York Stock Exchange on May 12, 2008, the date of grant. The closing price on May 12, 2008 on the New York Stock Exchange was $37.15. The grant date fair market value of the restricted stock awards was computed in accordance with SFAS 123(R). The aggregate number of shares of restricted stock held by each director as of December 31, 2008 is as follows: Mr. Adkins – 3,743 shares; Ms. Alvarado – 22,400 shares; Ms. Busquet – 3,322 shares; Ms. Fuchs – 6,763 shares; Mr. Green – 13,300 shares; Mr. Keyes – 17,400 shares; Mr. McFarlane – 13,675 shares; Mr. Menascé – 12,392 shares; Mr. Roth – 19,200 shares; Mr. Shedlarz – 12,392 shares; Mr. Snow – 5,800 shares; and Mr. Weissman – 12,392 shares. Stock options were not awarded to non-employee directors during 2008. Stock options formerly were available to non-employee directors as an investment choice under the Directors’ Deferred Incentive Savings Plan. Cash fees deferred with respect to plan years prior to 2004 could be invested in options to purchase common stock of the company. The aggregate number of stock options held by each director as of December 31, 2008 is as follows: Mr. McFarlane – 9,194 and Mr. Weissman – 1,789.

(3)

Ms. Alvarado is the only non-employee director who served on the board during 2008 eligible to receive payments from the now-suspended Directors’ Retirement Plan. Ms. Alvarado is eligible to receive payments upon her retirement from the board.

(4)

Ms. Alvarado, Mr. Green and Mr. Keyes were reimbursed for “gross-ups” for the payment of taxes for expenses that occurred in 2008. Mr. McFarlane was reimbursed in 2008 for a “gross-up” for the payment of taxes for expenses which occurred in 2007. Ms. Fuchs and Mr. Roth utilized the Pitney Bowes Non-Employee Director Matching Gift Program during 2008. The company matches individual contributions by current and retired non-employee directors, dollar for dollar, from a minimum of $25 to a maximum of $5,000 per board member per calendar year.

Certain Relationships and Related-Person Transactions

The board of directors has a written “Policy on Approval and Ratification of Related-Person Transactions” which states that the Governance Committee of the board of directors of Pitney Bowes Inc. is responsible for reviewing and approving any related-person transactions between Pitney Bowes and its directors, nominees for director, executive officers, beneficial owners of more than five percent of any class of Pitney Bowes voting stock and their “immediate family members” as defined by the rules and regulations of the Securities and Exchange Commission (“related persons”). It is the expectation and policy of the board of directors that all related-person transactions will be at arms’ length and on terms that are fair to the company.

Under the related-person transaction approval policy, any newly proposed transaction between Pitney Bowes and a related person must be submitted to the Governance Committee for approval if the amount involved in the transaction is greater than $120,000. Any related-person transactions that have not been pre-approved by the Governance Committee must be submitted for ratification as soon as they are identified. Ongoing related-person transactions are reviewed on an annual basis. The material facts of the transaction and the related person’s interest in the transaction must be disclosed to the Governance Committee.

If the proposed transaction involves a related person who is a Pitney Bowes director or an immediate family member of a director, that director may not participate in the deliberations or vote regarding approval or ratification of the transaction but may be counted for the purposes of determining a quorum.

The following related-person transactions do not require approval by the Governance Committee:

1.

Any transaction with another company with which a related person’s only relationship is as an employee or beneficial owner of less than ten percent of that company’s shares, if the aggregate amount invested does not exceed the greater of $1 million or two percent of that company’s consolidated gross revenues;

2.

A relationship with a firm, corporation or other entity that engages in a transaction with Pitney Bowes where the related person’s interest in the transaction arises only from his or her position as a director or limited partner of the other entity that is party to the transaction;

3.

Any charitable contribution by Pitney Bowes to a charitable organization where a related person is an officer, director or trustee, if the aggregate amount involved does not exceed the greater of $1 million or two percent of the charitable organization’s consolidated gross revenues;

4.	Any transaction involving a related person where the rates or charges involved are determined by competitive bids; and

5.	Any transaction with a related person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

The Governance Committee may delegate authority to approve related-person transactions to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any approval or ratification decisions to the Governance Committee at its next scheduled meeting.

There were no relationships or related-person transactions since January 1, 2008 involving any director, executive officer or beneficial owner of more than five percent of any class of Pitney Bowes voting stock (or any members of their immediate families) to which Pitney Bowes was a party that are required to be disclosed under the rules and regulations of the Securities and Exchange Commission.

Compensation Committee Interlocks and Insider Participation

During 2008, there were no compensation committee interlocks and no insider participation in Executive Compensation Committee decisions that were required to be reported under the rules and regulations of the Securities Exchange Act of 1934, as amended.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Title of Class of Stock	Name of Beneficial Owner	Shares Deemed to be Beneficially Owned(1)(2)(3)	Options Exercisable Within 60 Days(4)	% of Class

Common	Rodney C. Adkins	3,954	0	*
Common	Linda G. Alvarado	26,428	0	*
Common	Anne M. Busquet	4,882	0	*
Common	Anne Sutherland Fuchs	7,763	0	*
Common	Ernie Green	22,891	0	*
Common	James H. Keyes	19,502	0	*
Common	John S. McFarlane	26,522	9,194	*
Common	Eduardo R. Menascé	13,092	0	*
Common	Michael I. Roth	27,210	0	*
Common	David L. Shedlarz	14,892	0	*
Common	David B. Snow, Jr.	6,800	0	*
Common	Robert E. Weissman	17,840	1,789	*
Common	Murray D. Martin	1,608,546	1,511,625	*
Common	Michael Monahan	185,897	171,759	*
Common	Bruce P. Nolop	492,151	423,004	*
Common	Michael J. Critelli	1,847,522	1,538,758	*
Common	Leslie Abi-Karam	144,122	136,682	*
Common	Patrick J. Keddy	148,328	139,458	*

Common	All executive officers and directors as a group (24)	5,320,613	4,557,453	2.58%

*	Less than 1% of Pitney Bowes Inc. common stock.

(1)

These shares represent common stock beneficially owned as of March 1, 2009 and shares for which such person has the right to acquire beneficial ownership within 60 days thereafter. To our knowledge, none of these shares are pledged as security.

(2)	Other than with respect to ownership by family members, the reporting persons have sole voting and investment power with respect to the shares listed.

(3)	Includes shares that are held indirectly through the Pitney Bowes 401(k) Plan and its related excess plan.

(4)

The director or executive officer has the right to acquire beneficial ownership of this number of shares within 60 days of March 1, 2009 by exercising outstanding stock options. Amounts in this column are also included in the column titled “Shares Deemed to be Beneficially Owned.”

Beneficial Ownership

The only persons or groups known to the company to be the beneficial owners of more than five percent of any class of the company’s voting securities are reflected in the chart below. The following information is based solely upon Schedules 13G and amendments thereto filed by the entities shown with the Securities and Exchange Commission as of the date appearing below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common	Percent of Common

Dodge & Cox 555 California Street, 40th Floor San Francisco, CA 94104	18,552,096(1)	8.42%

NWQ Investment Management Company, LLC 2049 Century Park East, 16th Floor Los Angeles, CA 90067	22,085,263(2)	10.02%

(1)

As of December 31, 2008, Dodge & Cox, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, had sole investment power with respect to 18,552,096 shares, sole voting power with respect to 17,418,696 shares and shared voting power with respect to 38,600 shares.

(2)

As of December 31, 2008, NWQ Investment Management Company, LLC, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, had sole investment power with respect to 22,085,263 shares and sole voting power with respect to 19,370,103 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and persons who are considered “officers” of the company for purposes of Section 16(a) of the Securities Exchange Act of 1934 and greater than ten percent stockholders (“Reporting Persons”) are required to file reports with the Securities and Exchange Commission showing their holdings of and transactions in the company’s securities. It is generally the practice of the company to file the forms on behalf of its Reporting Persons who are directors or officers. The company believes that all such forms have been timely filed for 2008.

Proposal 1: Election of Directors

The board of directors is divided into three classes whose terms of office end in successive years.

Messrs. Adkins, Critelli, Martin, Roth and Weissman were elected last year to three-year terms expiring at the 2011 annual meeting. Mr. Critelli retired from the board of directors effective December 31, 2008.

Ms. Alvarado, Messrs. Green, McFarlane and Menascé were elected in 2007 to three-year terms expiring at the 2010 annual meeting.

The Governance Committee recommended to the board of directors, and the board approved, the nomination of Ms. Busquet, Ms. Fuchs, Mr. Keyes, Mr. Shedlarz and Mr. Snow to three-year terms expiring at the 2012 annual meeting. Ms. Busquet, who joined the board in November 2007, is standing for election by the stockholders for the first time. She was identified as a potential board member by a third party search firm retained by the Governance Committee for that purpose, and was recommended by the Governance Committee after completion of the search process.

Information about each nominee for director and each incumbent director, including the nominee’s or incumbent’s age as of March 1, 2009, is set forth beginning on page 15. Unless otherwise indicated, each nominee or incumbent has held his or her present position for at least five years.

Should you choose not to vote for a nominee, you may list on the proxy the name of the nominee for whom you choose not to vote and mark your proxy under proposal 1 for all other nominees, or grant your proxy by telephone or the Internet as described on the proxy voting instruction card. Should any nominee become unable to accept nomination or election as a director (which is not now anticipated), the persons named in the enclosed proxy will vote for such substitute nominee as may be selected by the board of directors, unless the size of the board is reduced. At the annual meeting, proxies cannot be voted for more than the five director nominees.

Vote Required

In accordance with the company’s By-laws, in an uncontested election, a majority of the votes cast is required for the election of directors. This means that any nominee for director in this election who fails to receive a majority of votes cast in the affirmative must tender his or her resignation for consideration by the Governance Committee. The Governance Committee will recommend to the board of directors the action to be taken with respect to such offer of resignation. The board will act on the Governance Committee’s recommendation and publicly disclose its decision within 90 days from the date of the certification of the election results.

The board of directors recommends that stockholders vote FOR the election of the following nominees:

NOMINEES FOR ELECTION TO TERMS EXPIRING AT THE 2012 ANNUAL MEETING

Anne M. Busquet, 59, principal of AMB Advisors, LLC, an independent consulting firm; former chief executive officer, IAC Local & Media Services, a division of IAC/Interactive Corp., an Internet commerce conglomerate, 2004-2006. Director since 2007. (Also a director of Blyth, Inc.)

James H. Keyes, 68, retired chairman, Johnson Controls, Inc., a supplier of automotive systems and facility management and control. Director since 1998. (Also a director of Navistar International Corporation and a trustee of Fidelity Funds.)

David B. Snow, Jr., 54, chairman and chief executive officer of Medco Health Solutions, Inc., a leading pharmacy benefit manager. Director since 2006. (Also a director of Medco Health Solutions, Inc.)

Anne Sutherland Fuchs, 61, consultant to private equity firms. Chair of the Commission on Women’s Issues for New York City, since 2002. Director since 2005. (Also a director of Gartner, Inc.)

David L. Shedlarz, 60, retired vice chairman of Pfizer Inc., a pharmaceutical, consumer and animal products health company. Formerly vice chairman, 2005-2007; executive vice president and chief financial officer, 1999-2005, Pfizer Inc. Director since 2001. (Also a director of Teachers Insurance and Annuity Association and The Hershey Company.)

INCUMBENT DIRECTORS WHOSE TERMS EXPIRE AT THE 2011 ANNUAL MEETING

Rodney C. Adkins, 50, senior vice president, development & manufacturing, IBM Systems & Technology Group, IBM Corporation, a leading manufacturer of information technologies. Formerly vice president of development, IBM Systems and Technology Group, December 2003 – May 2007. Director since 2007

Michael I. Roth, 63, chairman and chief executive officer, The Interpublic Group of Companies, Inc., a global marketing communications and marketing services company. Formerly chairman of the board, The Interpublic Group of Companies, Inc., 2004-2005. Director since 1995. (Also a director of Gaylord Entertainment Company and The Interpublic Group of Companies, Inc.)

Murray D. Martin, 61, chairman, president and chief executive officer of Pitney Bowes Inc. since January 2009, president and chief executive officer, May 2007 – December 2008; president and chief operating officer, October 2004 – May 2007; executive vice president and group president, Global Mailstream Solutions, 2001 to 2004. Director since 2007. (Also a director of The Brink’s Company.)

Robert E. Weissman, 68, retired chairman, IMS Health Incorporated, a leading provider of information solutions to the pharmaceutical and healthcare industries. Director since 2001. (Also a director of Cognizant Technology Solutions Corporation, Information Services Group, Inc. and State Street Corporation.)

INCUMBENT DIRECTORS WHOSE TERMS EXPIRE AT THE 2010 ANNUAL MEETING

Linda G. Alvarado, 57, president and chief executive officer of Alvarado Construction, Inc., a Denver-based commercial general contractor, construction management and development firm. Director since 1992. (Also a director of Lennox International Inc., 3M Company, The Pepsi Bottling Group, Inc., and Qwest Communications International Inc.)

John S. McFarlane, 60, founder and, until February 2009, chief executive officer, Vidder, Inc., (formerly Piano Networks Inc.) an Internet software company. Interim chief executive officer and president, Exar Corporation, a developer of analog and mixed signal semi-conductors, December 2007-April 2008. Chief executive officer of Ascendent Telecommunications Inc., a communications software company, 2004-2005. Director since 2000. (Also a director of Fair Isaac Corporation.)

Ernie Green, 70, president of Ernie Green Industries, Inc., a manufacturer of automotive components. Director since 1997. (Also a director of Eaton Corporation.)

Eduardo R. Menascé, 63, retired president Enterprise Solutions Group, Verizon Communications Inc., a leading provider of wireline and wireless communications. Director since 2001. (Also a director of John Wiley & Sons, Inc., KeyCorp, Hill-Rom Holdings, Inc. and Hillenbrand, Inc.)

Report of the Audit Committee

The Audit Committee functions pursuant to a charter that is reviewed annually and was last amended in February 2007. The committee represents and assists the board of directors in overseeing the financial reporting process and the integrity of the company’s financial statements. The committee is responsible for retaining the independent accountants and pre-approving the services they will perform, and for reviewing the performance of the independent accountants and the company’s internal audit function. The board of directors, in its business judgment, has determined that all five of the members of the committee are “independent,” as required by applicable listing standards of the New York Stock Exchange.

In the performance of its responsibilities, the committee has reviewed and discussed the audited financial statements with management and the independent accountants. The committee has also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Finally, the committee has received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountants their independence.

Based upon the review of information received and discussions as described in this report, the committee recommended to the board that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission on February 26, 2009.

By the Audit Committee of the board of directors,

David L. Shedlarz, Chair
Anne M. Busquet
James H. Keyes
Michael I. Roth
Robert E. Weissman

Proposal 2: Ratification of Independent Accountants for 2009

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as the independent accountants for Pitney Bowes for 2009. Although not required by law, as a matter of good corporate governance this matter is being submitted to the stockholders for ratification. If this proposal is not ratified at the annual meeting by the affirmative vote of a majority of the votes cast, the Audit Committee intends to reconsider its appointment of PricewaterhouseCoopers as its independent accountants. PricewaterhouseCoopers has no direct or indirect financial interest in Pitney Bowes or any of its subsidiaries. A representative from PricewaterhouseCoopers will attend the annual meeting and will be available to respond to appropriate questions and will have the opportunity to make a statement if he or she desires to do so.

Principal Accountant Fees and Services

Aggregate fees billed for professional services rendered for the company by PricewaterhouseCoopers for the years ended December 31, 2008 and 2007, were (in millions):

	2008	2007

Audit	$8.3	$8.0
Audit-Related	1.1	1.7
Tax	1.2	0.9
All Other	—	—

Total	$10.6	$10.6

The Audit fees for the years ended December 31, 2008 and 2007 were for services rendered for the audits of the consolidated financial statements and internal control over financial reporting of the company, financial statements of certain selected subsidiaries and internal control over financial reporting, statutory audits, issuance of comfort letters, consents, income tax provision procedures, and assistance with review of documents filed with the Securities and Exchange Commission.

The Audit-Related fees for the years ended December 31, 2008 and 2007 were for assurance and related services related to employee benefit plan audits, due diligence related to mergers and acquisitions, and consultations concerning financial accounting and reporting standards.

The Tax fees for the years ended December 31, 2008 and 2007 were for services related to tax compliance, including the preparation and/or review of tax returns and claims for refund, and tax compliance services for expatriate employees.

The Audit Committee has adopted policies and procedures to pre-approve all services to be performed by PricewaterhouseCoopers. Specifically the committee’s policy is to pre-approve the use of PricewaterhouseCoopers for audit services as well as detailed, specific types of services within the following categories of audit-related and non-audit services: merger and acquisition due diligence and audit services; employee benefit plan audits; tax services; and procedures required to meet certain regulatory requirements. The committee will not approve any service prohibited by regulation and does not anticipate approv-

ing any service in addition to the categories described above. In each case, the committee’s policy is to pre-approve a specific annual budget by category for such audit, audit-related and tax services which the company anticipates obtaining from PricewaterhouseCoopers, and has required management to report the actual fees (versus budgeted fees) to the committee on a periodic basis throughout the year. In addition, any new, unbudgeted engagement for audit services or within one of the other pre-approved categories described above must be pre-approved by the committee or its chair. In 2008, all services provided by PriceWaterhouseCoopers were pre-approved and no accountant services were approved through a waiver of the pre-approval requirements.

Vote Required

Ratification of the appointment of Pitney Bowes’ independent accountants requires the affirmative vote of a majority of votes cast by the holders of common stock and $2.12 convertible preference stock of the company present or represented by proxy and entitled to vote at the annual meeting.

The board of directors recommends that stockholders vote FOR the ratification of PricewaterhouseCoopers LLP as the company’s independent accountants for 2009.

Report of the Executive Compensation Committee

The Committee 1) has reviewed and discussed with management the section included below in this proxy statement entitled “Compensation Discussion and Analysis” (the “CD&A”) and 2) based on the review and discussions referred to in item 1) above, the Committee has recommended to the board of directors that the CD&A be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2008 and this proxy statement.

By the Executive Compensation Committee of the board of directors,

James H. Keyes, Chair
Anne Sutherland Fuchs
Eduardo R. Menascé
David B. Snow, Jr.
Robert E. Weissman

Compensation Discussion and Analysis

The following discussion and analysis contains statements regarding company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Pitney Bowes specifically cautions investors not to apply these statements to other contexts.

Objectives

Our key compensation goals are to attract, retain and motivate high performing executives with a commitment to the long-term success of our business.

We seek to establish a compensation program based on the following five main principles:

(1)	Compensation should be tied to performance and long-term stockholder return;

(2)	Compensation should reflect leadership position and responsibility, and performance-based compensation should be a greater part of total compensation for more senior positions;

(3)	Incentive compensation should reward both short-term and long-term performance;

(4)	Compensation levels should be sufficiently competitive to attract and retain talent; and

(5)	Executives should own Pitney Bowes stock to align their interests with Pitney Bowes stockholders.

Compensation should be tied to performance and long-term stockholder return

We link compensation, including executive compensation, to the performance of the company as a whole as well as to individual performance. In particular, the short-term, or annual, incentive compensation element for each of the named executive officers is tied predominantly to enterprise performance during the current fiscal year, and the long-term incentive compensation element is tied to long-term enterprise performance. The named executive officers are the chief executive officer, the chief financial officer, the former chief financial officer and the three other highest paid executive officers. We evaluate enterprise performance using a number of criteria, including, for example,

•	organic growth,

•	adjusted earnings per share,

•	adjusted earnings before interest and taxes,

•	adjusted free cash flow, and

•	long-term strategic planning.

For information on GAAP / non-GAAP adjustments, please see page 22.

In addition, we use the company’s total stockholder return relative to the total stockholder return for the Standard & Poor’s 500 (“S&P 500”) as a modifier in the calculation of long-term incentive payments. Under the company’s plans, performance above target results in increased total compensation, and performance below target results in decreased total compensation. Information on annual and long-term goals begins on page 22.

Compensation should reflect leadership position and responsibility, and performance-based compensation should be a greater part of total compensation for more senior positions

It is our belief that employees with higher levels of responsibility and a greater ability to influence enterprise results should have a greater percentage of variable total compensation. For the named executive officers, at target, the compensation mix ranges from 14% base salary, 21% annual incentive and 65% long-term incentives to 38% base salary, 26% annual incentive and 36% long-term incentives. Our consideration of individual pay levels, which are base salary and short-term and long-term incentive targets, typically includes factors such as:

•	experience in the position,

•	individual performance measured against objectives,

•	demonstrated leadership,

•	potential to enhance long-term stockholder value,

•	recruiting and retention needs,

•	internal pay equity,

•	external marketplace,

•	current salary,

•	salary history, and

•	prior incentive awards.

We target pay levels to be at 100% of the median of comparative market total compensation, which includes base salary, short-term and long-term target incentives for each position.

Incentive compensation should reward both short-term and long-term performance

Pitney Bowes’ short-term executive compensation program includes salary and annual performance-based cash incentives. Pitney Bowes’ long-term executive compensation program includes stock options and cash incentive units, which we refer to as CIUs. These components represent the compensation opportunity for named executive officers (excluding benefits).

Compensation levels should be sufficiently competitive to attract and retain talent

To ensure that Pitney Bowes’ current and long-term executive compensation is competitive in the marketplace, the Executive Compensation Committee of the board of directors (the “Committee”) establishes our target compensation structure based on companies with revenues in the $6 to $10 billion range. We developed our data on compensation levels within this group of companies using Towers Perrin’s published executive compensation reports. Annually, the Committee reviews our actual compensation payouts against a peer group of publicly traded companies with comparable revenue, market capitalization and total stockholder return. On the recommendation of Frederic W. Cook & Co., Inc., the Committee’s independent consultant, this peer group was revised during 2008 to include companies that more closely align to our size and lines of business. For a list of these companies and details of these changes, please see pages 26-27.

The Committee strives to set compensation of our named executive officers at the market median, although individual levels can vary for a variety of reasons as discussed above. Actual compensation may be above or below the median based on actual performance.

Executives should own Pitney Bowes stock to align their interests with Pitney Bowes stockholders

Stock ownership and equity-related compensation arrangements are considered key elements to focus executives on increasing stockholder value. Therefore, we aim to develop and maintain stock programs that encourage each executive to act like a business owner. A substantial portion of an executive’s long-term incentive compensation is awarded in the form of stock compensation, which along with the CIUs, serves as the primary vehicle for aligning the interests of executives with long-term stockholders. Named executive officers have access to various vehicles to assist in building their ownership over time, including:

1)	the ability to elect investment of company matching contributions in the 401(k) Plan and the 401(k) Restoration Plan in company stock;

2)	the ability to elect company stock as an investment option in the company’s Deferred Incentive Savings Plan;

3)	retention of shares acquired upon exercise of stock options or vesting of restricted stock; and

4)	participation in the Dividend Reinvestment Plan (which is available to all of our stockholders).

We believe it is important that the company maintain a stock ownership policy that encourages executives to own substantial amounts of company stock. As a result, the company maintains the Executive Stock Ownership Policy that is described on page 27.

Compensation Actions

Actions Taken by the Executive Compensation Committee in 2008

The Committee believes that the company’s compensation program effectively achieves the objective of aligning compensation with performance measures that are directly related to the company’s financial goals without encouraging executives to take unnecessary and excessive risks, and reviews the program on an annual basis to ensure the objective is met. The Committee strives to maintain a compensation program that is balanced to help us effectively motivate and retain our executives.

The Committee and management evaluated and reviewed the executive compensation mix, in particular the long-term incentive program, in the context of the company’s performance and the economy. It was determined that the long-term incentive program, which in 2008 utilized two types of incentives for named executive officers, stock options and CIUs, would be modified for 2009 to include performance-based restricted stock units. The Committee felt that the addition of performance-based restricted stock units would achieve a better balance in the long-term incentive program while continuing to reflect the importance of the role of stock performance in executive compensation.

After consulting with Frederic W. Cook & Co., Inc., the Committee approved the design and performance metric for performance awards to be granted in 2008 to executive officers, including some of the named executive officers. The amounts of the performance awards were determined based on base salary. The awards are based on one-year performance criteria and include subsequent time-based vesting. In designing these awards, the Committee balanced the need for performance-based compensation with the need for a strong retention vehicle.

The Committee also reviewed the peer group it used to evaluate compensation practices for the named executive officers. Frederic W. Cook & Co., Inc. recommended the Committee revise the current peer group to remove companies that were, for a variety of reasons, no longer applicable and replace them with companies that more closely align to the company’s size and lines of business. After reviewing a report prepared by the independent consultant, the Committee selected a new peer group comprised of 17 companies, of which 11 companies were in the previous peer group. Please see page 26 for a more detailed discussion of this process.

In addition to the actions above, the Committee approved the 2008 incentive plan objectives for annual incentives, performance awards, CIUs and the performance criteria as required under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Following a continuing practice, the Committee reviewed tally sheets setting forth all components of compensation for the ten executive officers, including the chief executive officer, whose compensation is approved by the independent directors of the board. The Committee uses the tally sheets, which are discussed in detail on page 26, as an additional resource for determining whether any changes in compensation are appropriate.

Role of the Executive Compensation Committee in Setting Executive Compensation

At the beginning of each year, our chief executive officer, on behalf of senior management, recommends to the Committee financial and strategic objectives for the company. In addition, the company recommends target levels of annual and long-term incentive compensation for the named executive officers. The Committee then reviews and determines whether to approve or modify the enterprise financial and strategic objectives and the target levels of annual and long-term incentive compensation as submitted.

For 2008, the annual incentive and long-term CIU compensation for the named executive officers was tied 100% to the pre-established enterprise objectives.

Role of Management in Determining Executive Compensation

At the end of each year, each named executive officer completes a written self assessment of his or her performance against his or her objectives. The chief executive officer evaluates the performance of his direct reports and recommends compensation actions to the Committee. The executive vice president and chief human resources officer is also consulted in developing recommendations regarding executive compensation.

The chief executive officer recommends individual ratings for each named executive officer other than himself and the executive chairman and these ratings are considered in determining annual merit salary increases. The Committee recommends to the independent directors of the board an individual rating for the chief executive officer and the executive chairman. The independent directors use these ratings to determine any merit increases for the chief executive officer and the executive chairman. In making its recommendation for annual merit salary increases, management uses market data, to the extent available, and the Committee reviews the recommendations and determines the actual merit increases, if any, that will be awarded.

Accounting Items and Reconciliation of GAAP to Non-GAAP Measures

For 2008, the Committee determined that to avoid unduly rewarding or penalizing executives for conditions over which they had little or no control adjusted earnings per share and adjusted free cash flow results exclude the impact of special items (both positive and negative) such as restructuring charges, legal settlements and write downs of assets which materially impact the comparability of the company’s results of operations. Adjusted free cash flow includes the addition of the incremental investment in finance receivables net of the change in customer deposits held by The Pitney Bowes Bank. Organic growth excludes certain items such as acquisitions and the impact of foreign currency translation.

The following are non-GAAP measures: adjusted earnings per share, adjusted free cash flow, and adjusted earnings before interest and taxes (EBIT).

• Adjusted earnings per share exclude special items and the impact of any accounting changes.

•

Adjusted free cash flow is adjusted net income plus depreciation and amortization, stock option expense and deferred taxes; less working capital excluding finance receivables, net of reserve account deposits; less capital expenditures, net of disposals.

• Adjusted EBIT is earnings before interest and taxes and is calculated by taking the adjusted net income result and adding back minority interest; interest net; and taxes.

This adjusted financial information should not be construed as an alternative to our reported results determined in accordance with GAAP. Further, our definition of this adjusted financial information may differ from similarly titled measures used by other companies.

Reconciliation of GAAP measures to non-GAAP measures may be found at the company’s website www.pb.com/investorrelations.

Base Salary

We pay base salary to compensate named executive officers for performing the daily duties of their defined jobs in amounts that are competitive in the markets in which we operate. In general, the company aligns base salary for executives with reference to the competitive market median data for base salary.

There is typically a range of pay approximately plus or minus 10% around the median data that is considered to be competitive, and actual salaries are generally within this range.

Among the factors considered in determining the actual base salary for executives are:

•	the potential impact the individual may make on the company now and in the future;

•	internal pay equity;

•	level of experience and skill;

•	individual performance compared with annually established financial, strategic, unit or individual objectives; and

•	competitive market salary rates for similar positions.

Salaries are reviewed annually on a common review date. In 2008, Mr. Martin’s salary was increased by 6% due to his position relative to the market and to reflect his experience as chief executive officer. Mr. Critelli’s salary was decreased by 6% due to his change in position and responsibilities. Michael Monahan’s and Leslie Abi-Karam’s salaries were increased by 20% and 24%, respectively, due to the change in their roles and positions in the company. Mr. Monahan assumed the role of Executive Vice President and Chief Financial Officer. Ms. Abi-Karam was named Executive Vice President and President, Mailing Solutions Management. Patrick J. Keddy’s salary did not change. Bruce P. Nolop, our former Chief Financial Officer, left the company effective April 15, 2008. The Committee determined that there would be no merit increases for executives, including the named executive officers, in 2009 due to the current global economic environment.

Annual Incentives

Our target annual incentive compensation is competitive in the markets in which we operate. We pay annual performance-based incentive compensation, or short-term incentives, to reward named executive officers for achieving certain goals over the course of the year.

The factors considered in determining the annual incentive target award levels for each member of this group are:

•	potential impact the individual may make on the company now and in the future;

•	level of experience;

•	internal pay equity; and

•	competitive market data for similar positions.

Named executive officers are eligible for annual incentives for achieving challenging financial and strategic objectives that are established at the beginning of each year. The Committee determined that the annual incentive targets would be 150% of base salary for our chief executive officer and would range from approximately 70-115% of base salary for the other named executive officers.

Annual incentive payments for 2008 were subject to the company first achieving a threshold income from continuing operations objective of $480,891,000 excluding all one-time items. Actual 2008 income from continuing operations was $583,233,000. The maximum annual incentive a named executive officer could receive under our stockholder approved plan, the Key Employees Incentive Plan (the “KEIP”), is $4,000,000 and the Committee applies “negative discretion” to reduce annual awards such that individual payouts are in line with financial and strategic enterprise, business unit and individual performance.

2008 Annual Incentive Payout

In applying negative discretion in determining the awards for 2008 performance, the Committee measured the company’s financial and strategic performance against objectives that were set by the Committee in the first quarter of 2008. The 2008 financial objectives, which were each weighted at 17.5% at target, were as follows:

Financial Objectives	Target

Organic Growth	2.8%
Adjusted Earnings Per Share	$2.85
Adjusted EBIT	$1.223 billion
Adjusted Free Cash Flow	$685 million

The 2008 strategic performance objective was weighted at 30% at target and was based on the development and delivery of a robust long-term strategic plan created to identify potential growth opportunities.

The Committee also considers factors such as customer loyalty, talent and leadership development, and other significant accomplishments in applying negative discretion.

In February 2009, the Committee determined 2008 performance. The company exceeded its performance target for adjusted free cash flow and achieved the performance target of the establishment of a robust long-term strategic plan. Given the challenging economic environment in 2008, the company did not meet its target organic growth. Adjusted earnings per share and adjusted earnings before interest and taxes were slightly below target levels. The Committee compared actual performance to the predetermined targets and interpolated these results between threshold and target, or target and maximum, to determine the resulting performance factor. The resulting performance factor of each metric may be between 0-150% of the applicable target. Based on these results, the Committee approved annual incentive awards for named executive officers at approximately 96% of amounts they would have received if target performance had been achieved.

2008-2011 Performance Awards

In January 2008, the Committee established a three-year performance award program for certain executive officers. In February 2008, the Committee granted these awards to the following named executive officers: Messrs. Martin, Monahan and Keddy and Ms. Abi-Karam. These awards were designed to help drive a turnaround in the business and were tied to the achievement of the following objective:

Performance Objective	Target

Adjusted Earnings Per Share	$2.85

Based on recommendations from Frederic W. Cook & Co., Inc., the Committee decided that the performance award target amounts would be 100% of base salary for our chief executive officer and would range from approximately 50-60% of base salary for the other named executive officers. The actual 2008 adjusted earnings per share was $2.78, and 71% of the award was earned. The final amount of these awards was calculated by interpolating between threshold and target. Fifty percent of these awards will vest and be payable in August 2009, and the remaining 50% will vest and be payable in February 2011.

Long-term Incentives

We pay long-term incentives to improve the company’s overall performance by linking the named executive officers’ long-term rewards to our long-term results. We also pay long-term incentives in order to be competitive in the markets in which we operate.

For 2008, the Committee targeted delivery of long-term incentives using a mix of 50% stock options and 50% CIUs for named executive officers. For 2009, the Committee determined the long-term incentive mix for the named executive officers would be 50% CIUs, 25% stock options and 25% performance-based stock units. The Committee may award shares of restricted stock in unique circumstances where needed for attracting, retaining or motivating executive talent. For each named executive officer the Committee grants long-term incentives at levels designed to ensure that total compensation is at the median of competitive market data for each position. The Committee uses these performance-driven components to link executive compensation to long-term company performance and to external market performance of the company’s stock price.

The factors considered in determining the long-term incentive target award levels for each member of this group are:

•	potential impact the individual may make on the company now and in the future;

•	level of experience;

•	internal pay equity; and

•	competitive market data for similar positions.

Cash Incentive Units

CIUs are long-term incentive awards that are paid in cash with a unit value that is based on the achievement of pre-established financial objectives over a three-year performance period. For the named executive officers, payments are subject to the company first achieving a threshold income from continuing operations objective, consistent with the requirements for deductibility under Section 162(m) of the Code. The maximum long-term incentive payout a named executive officer could receive under the KEIP is $8,000,000 and the Committee applies negative discretion to reduce awards such that individual payouts are in line with financial and strategic enterprise performance. With respect to CIUs awarded before 2008, in applying negative discretion the Committee will consider achievement of financial metrics over the cumulative three year cycle. With respect to CIUs awarded beginning in 2008, in applying negative discretion the Committee will consider achievement of financial metrics for each individual year in the three-year cycle.

CIUs are granted annually to named executive officers. The pre-established goals used to determine the value of each unit are:

•	adjusted earnings per share; and

•	adjusted free cash flow.

Adjusted earnings per share and adjusted free cash flow are each weighted at 50% in calculating CIU values. The Committee also uses a Total Stockholder Return (“TSR”) modifier in the calculation of the CIU value. The unit value based on financial performance will be modified by up to 25%, upwards or downwards, based on Pitney Bowes’ three-year TSR performance compared to the three-year TSR performance of the S&P 500. The purpose of the TSR modifier is to balance the measurement of performance using the internal financial goals with the measurement of the relative stockholder value created by meeting these goals.

For the 2008-2010 CIU cycle, the unit value at target is $1.00. The two performance goals for the CIUs are set in the first quarter of each year during the three-year CIU cycle. If the threshold level of performance is not met for both of these goals, one-third of the award value will be forfeited. If the initial income from continuing operations threshold is not met over the three year cycle, the entire award will be forfeited.

The performance objectives for the 2008 portion of the 2008-2010 CIU cycle are as follows:

2008 LTI Performance Objectives	Target

Adjusted Earnings Per Share (EPS)	$2.85
Adjusted Free Cash Flow (AFCF)	$685 million

Targets for each additional year in the cycle will be determined in the first quarter of each year.

2008 Long-Term Incentive Payout (Cash Incentive Units 2006-2008 Performance Period)

For the named executive officers, CIU payments for 2008 were subject to the company first achieving a threshold three-year (2006-2008) average of income from continuing operations objective of $464,729,000 excluding all one-time items. Actual income from continuing operations for the 2006-2008 CIU cycle was $597,037,000.

The targets for the 2006-2008 CIU cycles were adjusted three-year earnings per share of $8.74 and adjusted three-year free cash flow of $2.088 billion and actual performance was adjusted three-year earnings per share of $8.19 and adjusted three-year free cash flow of $2.518 billion. The Committee compared actual performance to the predetermined targets and interpolated these results between threshold and target, or target and maximum, to determine the resulting performance factor. The TSR modifier decreased the payout level by 4.2% resulting in a final payout of $0.86 per unit, which represents a below-target level of performance.

Stock Options

The independent members of the board of directors are responsible for stock option grants to the chief executive officer and executive chairman. The Committee is responsible for grants to all of the other executive officers of the company. An annual grant of stock options is made to executives at the Committee’s or, in the case of the chief executive officer and executive chairman, the board’s meeting during the first quarter of the year. This is typically after our fourth quarter earnings release has been widely disseminated. The Committee may, from time to time, grant stock options to new executive hires; these grants are typically made at the Committee’s next regularly scheduled meeting. In special circumstances, the Committee may determine that it is appropriate to make additional grants to executives (other than the chief executive officer and the executive chairman) during the course of the year; these grants are made at a Committee meeting.

The company’s stock price must increase in order for stock option grantees to realize any benefit. When the stock price increases, both stockholders and stock option grantees will benefit.

On February 11, 2008, the named executive officers, except for Messrs. Critelli and Nolop, were awarded an annual grant of stock options to purchase common stock of the company under the 2007 Stock Plan at an exercise price of $36.96 per share, the closing price of the company’s common stock on February 11, 2008. The stock options have a ten-year exercise period and will vest and become exercisable in equal 25% increments over four years after the date of grant. The maximum amount of stock options that may be awarded to any individual in any plan year under the 2007 Stock Plan is 600,000. Since Mr. Martin’s grant would have exceeded this amount, he received the maximum amount of stock options and the remainder of his long-term incentive award value in CIUs.

Treatment of Special Items

In determining performance goals and evaluating enterprise performance results, the Committee may use its discretion and judgment to ensure that management’s rewards for business performance are commensurate with their contributions to that performance while still holding management accountable for the overall results of the business. The Committee believes that the metrics for incentive compensation plans should be specific and objective. However, in exercising its negative discretion the Committee recognizes that interpretation of the application of pre-established metrics to results may be necessary from time to time for certain special items, such as changes in company strategy or new accounting pronouncements. The Committee has adopted a philosophy for evaluating previously established metrics in light of special items. Specifically, the Committee may consider whether or not to include the impact of the special item on incentive plan targets based on typical competitive practices and the specific circumstances for each special item. In 2008, special items included charges taken for restructuring and asset impairments. For the 2006-2008 CIU cycle, special items also included the sale of the company’s capital services business and the expensing of stock options under SFAS 123(R) which became effective during the cycle.

Tax and Accounting

With the exception of any grant of time-based restricted stock, the company’s compensation programs generally satisfy the requirements for full deductibility under Section 162(m) of the Code. Section 162(m) denies the company a tax deduction for certain compensation in excess of $1 million paid to “covered employees” unless the compensation is qualified performance-based compensation. At the beginning of 2008, the Committee established threshold performance-based income from continuing operations goals for the 2008 annual incentive and long-term 2008-2010 CIU cycle.

For the named executive officers, payments under the KEIP are subject to the company first achieving a threshold income from continuing operations objective, consistent with the requirements for deductibility under Section 162(m) of the Code.

The maximum annual and long-term cash incentives a named executive officer could receive under the KEIP are $4,000,000 and $8,000,000, respectively, and the Committee applies negative discretion to reduce annual cash and long-term cash incentive unit awards such that individual payouts are tied to the achievement of pre-determined financial and strategic enterprise, business unit and individual performance objectives. The Committee does, however, weigh the benefits of compliance with Section 162(m) against the potential limitations of such compliance, and reserves the right to pay compensation that may not be fully deductible if it determines that it is in the company’s best interest to do so.

In determining the number of stock options in the mix of long-term incentives, the company currently values stock options based upon the Black-Scholes valuation methodology, consistent with the provisions of SFAS 123(R). Key assumptions used to estimate the fair value of stock options include:

•	the volatility of the company’s stock;

•	the risk-free interest rate; and

•	the company’s dividend yield.

For additional information on the accounting treatment for stock-based awards, please refer to note 12 to the financial statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2008. The company believes that the valuation technique and the approach utilized to develop the underlying assumptions are appropriate in estimating the fair value of its stock option grants. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by employees who receive equity awards, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by the company under SFAS 123(R).

Tally Sheets

Management provides the Committee with tally sheets which demonstrate the total mix of compensation for executive officers. The tally sheets are prepared by our human resources department and reviewed with the Committee’s independent consultant. The tally sheets show the dollar amount of the elements of each executive officer’s compensation, including total cash compensation (base salary and annual incentive), long-term incentive grants (stock options, restricted stock and CIUs awarded at grant), benefits, long-term incentive payouts, savings plan balances, equity and long-term cash plan balances and amounts that would be payable under various termination scenarios, including involuntary termination, termination following a change of control, or due to death or disability.

The purpose of these tally sheets is to bring together all of the elements of compensation so that the Committee may analyze both the individual elements of compensation as well as the aggregate total amount of actual and projected compensation.

The Committee uses the information in the tally sheets as an additional resource for determining whether any changes in compensation need to be made.

Benchmarking

To ensure that Pitney Bowes’ executive compensation is competitive in the marketplace, the Committee establishes our target compensation structure based on companies with revenues in the $6 to $10 billion range. We determined the competitiveness of our compensation structure using Towers Perrin’s published executive compensation reports, and the Committee engages Frederic W. Cook & Co., Inc. as its independent compensation consultant to assist it in the evaluation of senior executive compensation.

The Committee reviews the competitiveness of each executive’s compensation with a view towards determining the optimal mix of compensation components. The Committee noted that although the compensation for Mr. Martin was significantly higher than the compensation for other executive officers of the company, his amounts were in line with the median of the market data for chief executive officers of similar size companies.

The Committee has engaged Frederic W. Cook & Co., Inc. in a limited capacity to provide, under the oversight of the Committee, benchmarking analysis on compensation trends along with their views on specific compensation programs designed by company management. Representatives from Frederic W. Cook & Co., Inc. are also frequently invited to attend the Committee meetings. In addition, the company’s human resources department and the Committee have discussed with Frederic W. Cook & Co., Inc. the design of programs that affect executive officer compensation.

Frederic W. Cook & Co., Inc. provides market data that includes reference points for the Committee’s evaluation of compensation decisions, but is not the sole basis for determining appropriate compensation design, compensation targets, or individual pay levels. At any point in time, compensation targets and individual pay levels may be above or below the median for a variety of reasons. For example, target levels may be affected by:

•	the value of the total rewards package;

•	program design and strategic considerations;

•	affordability;

•	changing competitive conditions;

•	program transition considerations;

•	the definition and scope of the executive’s role;

•	an executive’s individual contributions to the company; or

•	succession or retention.

Pitney Bowes operates in a number of different business segments, and different portions of our business reside in different competitive arenas. Many of our businesses compete with privately-held companies as well as publicly-held companies that are based in countries outside the United States where prevailing compensation practices may be significantly different.

While Pitney Bowes does not have a competitor that is in a majority of our businesses, the Committee annually reviews our actual compensation payouts against a peer group of publicly traded companies with comparable revenue, market capitalization, total assets, net income and number of employees. In the absence of competitive benchmarks, this peer group was created to enable the Committee to analyze the competitive market for the talent and skill required to lead a business of complexity and size similar to that of Pitney Bowes.

In 2008, at the Committee’s request, Frederic W. Cook & Co., Inc., the company’s independent consultant, conducted a review and prepared a report of the composition of the company’s peer group. The independent consultant recommended deleting five companies from the peer group, generally because either the companies were no longer comparable in size or line of business, or the data was no longer readily accessible. It also recommended adding new companies, on the basis of their similarity to the company in size (as determined by revenue, market capitalization, net income, and employee base) and industry. After reviewing and discussing this report with Frederic W. Cook & Co., Inc., the Committee selected a new peer group comprised of 17 companies that more closely align to the company’s size and lines of business. Of these 17 companies, 11 companies were in the company’s previous peer group.

The revised peer group consists of some companies that are included in the company’s Stock Performance Peer Group used for the Stock Performance Graph in the company’s Annual Report on Form 10-K and certain other companies with similar market capitalization and annual revenues. Beginning in 2008, the peer group of companies that we consider in reviewing executive compensation is as follows:

Affiliated Computer Services, Inc.
Agilent Technologies, Inc.
Alliance Data Systems Corporation
Automatic Data Processing, Inc.
Cognizant Technology Solutions
Computer Sciences Corporation
DST Systems, Inc.
Fiserv, Inc.
Harris Corporation
Ingersoll-Rand Company Limited
ITT Corporation
Lexmark International, Inc.
NCR Corporation
Rockwell Automation, Inc.
R.R. Donnelley & Sons Company
Seagate Technology LLC
Xerox Corporation

Pension Benefits and Deferred Compensation

For United States executives hired prior to January 1, 2005, we provide both a qualified pension and non-qualified pension restoration plan. Executives also have the opportunity to voluntarily defer salary, annual incentives and payouts on CIUs into a non-qualified deferred compensation plan. We also provide a qualified pension plan for U.K. employees hired prior to July 1, 2005. We use these pension and deferred compensation benefits as retention vehicles. For more detailed information, see the narrative accompanying the “Pension Benefits as of December 31, 2008” table beginning on page 36 and the narrative accompanying the “Nonqualified Deferred Compensation for 2008” table beginning on page 38.

Executive Benefits

We provide a financial counseling benefit to executives to enable them to ensure compliance with increasingly complex rules and regulations of pay and to provide assistance to executives in managing complex investment, tax, legal and estate matters to ensure that they have balanced portfolios. The company believes that maintaining a financial counseling program supports the company’s objective of aligning executive’s interests with Pitney Bowes stockholders while enabling executives to make appropriate strategic decisions on behalf of the company. Pitney Bowes provides a financial counseling benefit of up to $21,000 for the named executive officers. See the “All Other Compensation” column of the “Summary Compensation Table” on page 29.

Executive Stock Ownership Policy

Pitney Bowes maintains an executive stock ownership policy to more closely align our key executives’ interests with the long-term interests of our stockholders.

Under our corporate policy on insider trading, executives cannot pledge Pitney Bowes securities, engage in short-term speculative (“in and out”) trading in Pitney Bowes securities, as well as hedging and other derivative transactions, including short sales, “put” or “call” options, swaps and collars, with respect to Pitney Bowes securities (other than transactions in employee stock options).

The multiple of salary required to be held is as follows:

Title	Multiple of Salary

Chief Executive Officer	5X
Executive Chairman	3X
Other Section 16 Officers	2X

We calculate the number of shares targeted for retention by multiplying an executive’s annual base salary times the multiple of salary required and dividing by the average closing price of Pitney Bowes common stock on the last trading day of each of the prior two years.

In 2007, the Committee approved a five-year timeframe to meet the ownership guideline, and until the required ownership levels are met, executives are required to hold 100% of their “net profit shares.” “Net profit shares” are, with respect to stock options, the shares remaining after payment of the option exercise price and taxes owed upon exercise and, with respect to restricted stock, the shares that remain after the payment of applicable taxes. Under the policy, shares underlying unexercised stock options will not be counted as shares owned by an executive prior to vesting. However, 60% of the value of any restricted stock and 60% of the value of the difference between the current market value and the exercise price of any vested unexercised stock options are counted as value owned by an executive for this purpose. The value of restricted stock and unexercised vested stock options is calculated using the closing price of Pitney Bowes common stock on the last trading day of the previous calendar year. As long as the multiple of salary requirement is met, an executive may sell shares acquired previously in the market as well as shares acquired through the exercise of stock options or the vesting of restricted stock awards.

Change of Control

The company’s change of control arrangements are intended to encourage those executives most closely connected to a potential change of control to act more objectively, and therefore, in the best interests of the company’s stockholders, despite the fact that such a transaction could result in the executives’ termination. The company’s change of control protections also encourage executives to remain with the company prior to the completion of the transaction and work towards a successful transition. Except for equity awards made under our now superseded 2002 Stock Plan, our change of control severance payments are made only when an employee is terminated without cause or when an employee voluntarily terminates his or her employment for good reason (such as a reduction in position, pay or other constructive termination event) within two years after a change of control (a “double trigger” payment mechanism). The change of control, by itself, does not cause severance payments to be made. Our change of control arrangements fit into our overall compensation objectives because they are aligned with the company’s goal that compensation should be tied to stockholder return and should be sufficiently competitive to attract and retain talent.

Executive Compensation Tables and Related Narrative

The following “Summary Compensation Table” shows all compensation earned or paid during or with respect to 2008, 2007 and 2006 to the named executive officers for services rendered to the company and its subsidiaries. The “Summary Compensation Table” includes amounts earned and deferred during the periods covered under the Deferred Incentive Savings Plan.

The “Grants of Plan-Based Awards in 2008” table on page 31 provides additional information regarding grants made during 2008 to the named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compen- sation ($)(5)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)(6)	All Other Compen- sation ($)(7)	Total ($)

Murray D. Martin
President and	2008	941,667	0	6,175	2,120,833	2,109,000	896,908	114,613	6,189,196
Chief Executive Officer	2007	837,500	0	257,642	1,737,500	1,336,000	436,122	107,558	4,712,322
	2006	741,667	0	804,853	779,169	2,152,500	358,941	113,149	4,950,279

Michael Monahan
Executive Vice President	2008	525,000	0	55,924	261,967	560,800	178,919	93,962	1,676,572
and Chief Financial Officer	2007	424,517	0	72,979	148,323	325,923	50,313	44,699	1,066,754
	2006	367,666	0	72,979	152,813	568,500	34,361	35,699	1,232,018

Bruce P. Nolop (8)
Former Executive	2008	221,336	0	(202,096)	876,490	354,750	192,446	1,082,153	2,525,079
Vice President and	2007	597,583	0	121,312	459,535	810,562	69,460	56,286	2,114,738
Chief Financial Officer	2006	577,500	0	275,993	400,822	1,410,637	77,579	51,017	2,793,548

Michael J. Critelli (9)
Executive Chairman	2008	808,333	0	0	166,667	2,802,840	1,373,784	165,887	5,317,511
	2007	931,250	0	53,543	1,020,836	2,214,950	780,991	163,262	5,164,832
	2006	1,032,500	0	462,240	2,062,500	4,714,044	950,140	146,614	9,368,038

Leslie Abi-Karam
Executive Vice President	2008	508,333	0	55,924	260,145	575,200	229,399	106,772	1,735,773
and President, Mailing	2007	409,934	0	72,979	145,391	315,545	67,026	44,495	1,055,370
Solutions Management	2006	367,666	0	72,979	139,039	552,751	99,149	38,530	1,270,114

Patrick J. Keddy (10)
Executive Vice President	2008	470,383	0	55,924	375,550	444,077	0	44,753	1,390,687
and President, Mailstream	2007	504,223	0	72,979	206,391	299,813	270,830	70,188	1,424,424
International	2006	445,756	0	72,979	156,874	598,084	197,430	77,871	1,548,994

(1)

Mr. Martin’s base salary was increased in June 2007 to $900,000 in connection with his appointment as chief executive officer, and was increased 6% to $950,000 in March 2008. The 2008, 2007 and 2006 base salary for Mr. Critelli includes $50,000, $135,000 and $200,000 respectively that he elected to defer under the terms of the Pitney Bowes Deferred Incentive Savings Plan. These amounts are included in the Nonqualified Deferred Compensation for 2008 table on page 39.

(2)

Values in this column reflect the fact that no discretionary bonuses were paid to named executive officers in 2008, 2007 and 2006. Annual and long-term incentive awards are shown in the Non-Equity Incentive Plan column.

(3)

This column includes amounts expensed during 2008, 2007 and 2006 under SFAS 123(R) for restricted stock awards based on assumptions detailed in note 12 to the company’s financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. No restricted stock awards were issued to named executive officers in 2008, 2007 and 2006, however, past restricted stock awards have been issued with three or four year vesting terms. As a result of his resignation in 2008, the 2008 amount for Mr. Nolop represents the reversal of the 2007 and 2006 expense for the unvested restricted stock awards previously granted to him that were forfeited upon his separation from the company.

(4)

This column includes amounts expensed under SFAS 123(R) during 2008, 2007 and 2006 for stock options based on assumptions detailed in note 12 to the company’s financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. When an executive becomes eligible for early retirement, outstanding unvested stock options become fully vested and are expensed over a twelvemonth period from the date of grant. In 2008, 2007 and 2006 respectively, for Mr. Martin, these amounts were $779,208, $909,432 and $202,210 greater than they would have been because he is eligible for early retirement. In 2008 and 2007 respectively, for Mr. Critelli, these amounts were $1,010,334 and $158,898 less than they would have been because he is eligible for early retirement and amounts were previously expensed. In 2006, for Mr. Critelli, the amount was $654,069 greater than it would have been because he is eligible for early retirement. In 2008, for Mr. Nolop, this amount was $412,896 greater than it would have been because, under his separation agreement, he will be eligible for early retirement on January 10, 2010. The stock options for Mr. Monahan, Ms. Abi-Karam, and Mr. Keddy are expensed ratably over the applicable vesting periods. For Mr. Keddy, this column also includes amounts expensed during 2008, 2007 and 2006 under SFAS 123(R) for stock options purchased under the Pitney Bowes Inc. 1998 U.K. S.A.Y.E. Stock Option Plan, which vest ratably over the applicable vesting period. There were no U.K. S.A.Y.E. stock option grants awarded to Mr. Keddy in 2008.

Details regarding outstanding stock options and outstanding S.A.Y.E. awards can be found in the Outstanding Equity Awards at 2008 Fiscal Year-End table.

(footnotes continued on next page)

SUMMARY COMPENSATION TABLE (CONTINUED)

(5)

The majority of compensation for the named executive officers is at-risk and is earned based on company and executive performance against pre-established strategic and financial objectives. Non-equity incentive includes both annual incentive compensation as well as payments for cash incentive unit (CIU) payouts that vested at the end of 2008, 2007 and 2006. As discussed in more detail in the CD&A, both the annual incentive and the cash incentive unit plan are tied to pre-established strategic and financial objectives. The 2008 amounts in this column are as follows: for Mr. Martin, annual incentive of $1,378,000 and CIU of $731,000; Mr. Monahan, annual incentive of $388,800 and CIU of $172,000; Mr. Nolop, CIU of $354,750; Mr. Critelli, annual incentive of $867,840 and CIU of $1,935,000; Ms. Abi-Karam, annual incentive of $403,200 and CIU of $172,000; and Mr. Keddy, annual incentive of $250,577 and CIU of $193,500. The 2008 amounts in this column include amounts that were deferred at the election of a named executive officer under the terms of the Pitney Bowes Deferred Incentive Savings Plan, as follows: annual incentive deferral by Mr. Martin of $125,000, annual incentive deferral by Mr. Monahan of $25,000 and annual incentive deferral by Ms. Abi-Karam of $35,000. The 2008 amounts in this column for Mr. Nolop represent a pay-out of outstanding CIUs prorated to reflect his total months of completed active service with the company.

(6)

This column shows the change in the actuarial present value of the accumulated pension benefit during 2008, 2007 and 2006 for each named executive officer. For Messrs. Martin, Monahan, Nolop, Critelli, and Ms. Abi-Karam, the change in pension value reflects the aggregate change from both the qualified pension plan and the pension restoration plan. For Mr. Keddy, the change in pension value reflects the change from the pension fund in the U.K. Mr. Keddy had a decrease in pension value in 2008 of $11,856 from the prior year due to the higher discount rate offsetting the additional year of service. No above-market earnings exist in any of the deferred compensation plans because the return on such earnings is calculated in the same manner and at the same rate as the return paid for externally managed investments for broad-based employee populations investing in such funds.

(7)

Amounts shown for 2008 include all other compensation received by the named executive officers that is not reported elsewhere. For 2008, this includes the following: for Mr. Martin, company’s actual cost for spousal travel, financial counseling, automobile lease payments by the company, $9,200 company match to Pitney Bowes 401(k) Plan and $59,300 company match to Pitney Bowes 401(k) Restoration Plan; for Mr. Monahan, company’s actual cost for spousal travel, financial counseling, $50,000 relocation payment, $9,200 company match to Pitney Bowes 401(k) Plan and $20,461 company match to Pitney Bowes 401(k) Restoration Plan; for Mr. Nolop, $1,034,876 in severance and other related payments including transitional support, $9,200 company match to Pitney Bowes 401(k) Plan and $37,129 company match to Pitney Bowes 401(k) Restoration Plan; for Mr. Critelli, company’s actual cost for spousal travel, financial counseling, $13,750 life/anniversary benefits payment (a defined payment due to changes in vacation and life insurance plans), $9,200 company match to Pitney Bowes 401(k) Plan and $114,212 company match to Pitney Bowes 401(k) Restoration Plan; for Ms. Abi-Karam, company’s actual cost for spousal travel, financial counseling, $50,000 relocation payment, $9,200 company match to Pitney Bowes 401(k) Plan and $18,677 company match to Pitney Bowes 401(k) Restoration Plan; and for Mr. Keddy, company’s actual cost for spousal travel, an automobile allowance, fuel costs for use of his automobile and $10,852 company match to the Pitney Bowes U.K. Pension Fund Defined Contribution account.

(8)	Mr. Nolop is the former executive vice president and chief financial officer of the company. Mr. Nolop’s last day with the company was April 15, 2008.

(9)	Mr. Critelli is the former executive chairman of the company. He retired from the board of directors on December 31, 2008 and as an employee of the company on February 28, 2009.

(10)

Mr. Keddy is employed in the U.K. and has a service agreement which entitles him to certain benefits. Mr. Keddy is paid in U.K. pounds sterling. To provide comparability, for 2008 his salary was converted to U.S. dollars using the conversion rate of $1.8525 to £1.00 (which is the average of the monthly average conversion rates for 2008). Mr. Keddy’s 2008 annual incentive, shown in the Non-Equity Incentive Plan Compensation column, was converted using the actual conversion rate on the next trading day after the Executive Compensation Committee’s approval of the final incentive payments (February 9, 2009) which was $1.4898 to £1.00. For 2007, his salary was converted to U.S. dollars using the conversion rate of $1.9947 to £1.00 (which is the average of the monthly average conversion rates for 2007). Mr. Keddy’s 2007 annual incentive, shown in the Non-Equity Incentive Plan Compensation column, was converted using the actual conversion rate on the next trading day after the Executive Compensation Committee’s approval of the final incentive payments (February 11, 2008), which was $1.951 to £1.00. For 2006, his salary was converted to U.S. dollars using the conversion rate of $1.825 to £1.00 (which is the average of the monthly average conversion rates for 2006). Mr. Keddy’s 2006 annual incentive, shown in the Non-Equity Incentive Plan Compensation column, was converted using the actual conversion rate on the next trading day after the Executive Compensation Committee’s approval of the final incentive payments (February 12, 2007), which was $1.947 to £1.00.

GRANTS OF PLAN-BASED AWARDS IN 2008

					All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards ($/Sh)

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)

Murray D. Martin
(annual)(1)		124,688	1,425,000	4,000,000	0	0		0
(CIU)(2)		63,113	2,550,000	8,000,000	0	0		0
(stock option)	2/11/2008	0	0	0	600,000	36.96	(3)	1,950,000	(4)
(performance award)(5)		313,500	950,000	1,425,000	0	0		0

Michael Monahan
(annual)(1)		35,438	405,000	4,000,000	0	0		0
(CIU)(2)		12,375	500,000	8,000,000	0	0		0
(stock option)	2/11/2008	0	0	0	153,846	36.96	(3)	500,000	(4)
(performance award)(5)		99,000	300,000	450,000	0	0		0

Michael J. Critelli
(annual)(1)		79,100	904,000	4,000,000	0	0		0
(CIU)(2)		74,250	3,000,000	8,000,000	0	0		0

Leslie Abi-Karam
(annual)(1)		36,750	420,000	4,000,000	0	0		0
(CIU)(2)		12,375	500,000	8,000,000	0	0		0
(stock option)	2/11/2008	0	0	0	153,846	36.96	(3)	500,000	(4)
(performance award)(5)		99,000	300,000	450,000	0	0		0

Patrick J. Keddy
(annual)(1) (6)		29,909	341,822	4,000,000	0	0		0
(CIU)(2)		5,569	225,000	8,000,000	0	0		0
(stock option)	2/11/2008	0	0	0	69,231	36.96	(3)	225,000	(4)
(performance award)(5)		82,500	250,000	375,000	0	0		0

(1)

Values in this row represent estimated future payouts for the 2008 annual incentive award. The maximum annual incentive a named executive officer could receive under the KEIP is $4,000,000 and the Committee applies negative discretion to reduce the annual awards such that individual payments are in line with financial and strategic enterprise, business unit and/or individual performance.

(2)

Values in this row represent estimated future payouts for the 2008 - 2010 CIU cycle. The maximum long-term incentive a named executive officer could receive under the KEIP is $8,000,000 and the Committee applies negative discretion to reduce long-term awards such that payments are in line with financial enterprise performance.

(3)	The exercise price for each stock option equals the closing price for a share of the company’s common stock on the date of grant. The actual closing price on the February grant date was $36.96.

(4)

The Black-Scholes value on the February grant date was $3.25, calculated in accordance with SFAS 123(R) for stock options based on assumptions detailed in note 12 to the company’s financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(5)

Values in this row represent performance awards which the Committee has the discretion to pay in shares of common stock. See page 23 in the CD&A for details of the performance criteria for the named executive officers.

(6)

Amounts shown for Mr. Keddy’s incentive award have been converted to dollars using the conversion rate on the day the Executive Compensation Committee approved the 2008 incentive targets (February 11, 2008), which was $1.951 to £1.00.

Stock Awards

•

The “Stock Awards” column in the “Summary Compensation Table” represents the SFAS 123(R) expense for 2008, 2007 and 2006 for all unvested restricted stock. Because no restricted stock was issued during 2008, there is no reference to this in the “Grants of Plan-Based Awards in 2008” table.

Option Awards

•

The “Option Awards” column in the “Summary Compensation Table” represents the SFAS 123(R) expense for 2008, 2007 and 2006 for all unvested stock options; the “All Other Option Awards” column in the “Grants of Plan-Based Awards in 2008” table represents the number of stock options awarded during 2008.

•

It is the company’s policy that stock options are granted only at an exercise price equal to the market price of the stock on the date of grant. In accordance with the 2002 Stock Plan, the market price is the average of the high and low prices at which Pitney Bowes stock was traded on the New York Stock Exchange on the date of grant. The Pitney Bowes Inc. 2007 Stock Plan, approved by stockholders on May 14, 2007, defines market price as the closing price for Pitney Bowes stock on the New York Stock Exchange on the date of grant.

•

Stock options typically have a ten-year exercise period. Generally, nonqualified stock options become exercisable ratably (25% each year) over the first four years following the date of grant and incentive stock options become exercisable after four years.

•

The aggregate number of shares subject to stock options granted to each named executive officer during 2008 is shown in the “Grants of Plan-Based Awards in 2008” table. Messrs. Martin and Monahan and Ms. Abi-Karam received 2,705 incentive stock options (ISOs) which will vest on the fourth anniversary of the date of grant, February 11, 2008. The remaining awards are nonqualified stock options and will generally vest in equal installments over a four-year period beginning on the first anniversary of the date of grant.

Non-Equity Incentive Plan Compensation

•

The values shown in the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table” include the annual incentive payments earned for 2008, 2007 and 2006 as well as the CIUs that were earned over the three-year periods ending December 31, 2008, December 31, 2007 and December 31, 2006.

•

The non-equity incentive compensation section in the “Grants of Plan-Based Awards in 2008” table shows the range of estimated possible future payouts for the 2008 annual incentive payment at varying levels of performance. It also shows the range of estimated possible future payouts of the CIUs granted for the 2008-2010 cycle at varying levels of performance. The maximum annual incentive and long-term incentive a named executive officer could receive under the KEIP is $4,000,000 and $8,000,000, respectively and the Committee applies negative discretion to reduce awards such that individual payouts are in line with financial and strategic enterprise, business unit and/or individual performance.

•

The non-equity incentive compensation section in the “Grants of Plan-Based Awards in 2008” table also shows the range of estimated possible future payouts for the performance awards. These awards are more fully described in the section entitled “2008-2011 Performance Awards” on page 23 in the CD&A section of this proxy statement. Fifty percent of these awards will vest and be payable in August 2009, and the remaining fifty percent will vest and be payable in February 2011. The Committee has the discretion to pay these awards in shares of common stock.

Change in Pension Value and Nonqualified Deferred Compensation Earnings

• The “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column in the “Summary Compensation Table” reflects the change in pension value for each of the years shown.

•

For the U.S. executives, the change in pension value reflects the aggregate change for both the qualified Pension Plan and the Pitney Bowes Pension Restoration Plan. Mr. Keddy is covered exclusively by the U.K. Pension Fund.

• There were no above-market deferred compensation earnings because the plans are tied to the returns of the investments in the qualified 401(k) Plan.

All Other Compensation

• The “All Other Compensation” column in the “Summary Compensation Table” consists of other earnings earned or paid to each named executive officer for 2008, 2007 and 2006.

•

In accordance with SFAS 123(R), the dividends payable on the grants of restricted stock, to the extent applicable, have been factored in the grant date fair value and therefore dividend accruals are not included in this column.

•

The employee discount in the Pitney Bowes Inc. 1998 U.K. S.A.Y.E. Stock Option Plan has been included in the Black-Scholes calculation for the fair market value of the exercise price. Therefore, the discount is not included in this column as additional compensation to the executive.

Employment Agreements

The company has not entered into fixed-term employment agreements with its named executive officers based in the United States and, therefore, such officers are “at will” employees of the company. Employees based in the U.K., including Mr. Keddy, have written service agreements. The terms of Mr. Keddy’s service agreement are in line with market practices in the U.K.

Under the terms of Mr. Keddy’s service agreement, the company may terminate his employment with 12 months’ prior notice or, in lieu of such prior notice, payment of his salary for a 12-month period. If Mr. Keddy is paid salary in lieu of notice, he will also be eligible to earn an annual incentive (prorated to date of termination and subject to board discretion). If the subsidiary that employs Mr. Keddy is wound up for purposes of a reconstruction or amalgamation, or transfers all or a substantial part of its business to another company, and Mr. Keddy is offered employment by the new company on terms comparable to those of the service agreement, Mr. Keddy will have no claim with respect to the termination of his employment under the service agreement. See the discussion under the section entitled “Explanation of Benefits Payable Upon Various Termination Events” beginning on page 47 for information on severance payable to Mr. Keddy in the event of a Change of Control, as defined under the Pitney Bowes Senior Executive Severance Policy.

Under the service agreement, Mr. Keddy is entitled to receive certain other compensation including financial counseling services and reimbursement for all costs associated with the lease and use of an automobile, including normal servicing, insurance and fuel costs. Mr. Keddy may use the company automobile to a reasonable extent for private purposes. In lieu of receiving a company automobile, Mr. Keddy may choose to be paid an annual automobile allowance plus fuel costs. Although Mr. Keddy is eligible to receive annual and long-term incentive awards, such awards are subject to board discretion. The service agreement also sets forth Mr. Keddy’s agreement to certain covenants that protect the interests of the company in the event of a termination of Mr. Keddy’s employment, including a 12-month covenant not to compete and a 12-month covenant not to solicit customers or employees.

Equity Awards

The next table is provided to present an overview of Pitney Bowes equity awards held as of December 31, 2008 by each named executive officer. It discloses compensation in the form of equity that has previously been awarded, remains outstanding, and is unexercised or unvested.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

	Option Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price (#)	Option Expiration Date

Murray D. Martin	2/8/1999	36,889	0		64.1346	2/7/2009
	2/14/2000	36,889	0		46.3841	2/13/2010
	10/20/2000	73,778	0		26.9932	10/19/2010
	2/12/2001	107,594	0		34.1074	2/11/2011
	2/10/2003	75,000	0		32.1000	2/9/2013
	2/9/2004	75,000	0		40.0800	2/8/2014
	2/14/2005	72,869	22,869	(2)	46.9300	2/13/2015
	2/14/2005	2,131	2,131	(3)	46.9300	2/13/2015
	2/13/2006	59,607	57,262	(4)	42.6200	2/12/2016
	2/13/2006	0	2,346	(5)	42.6200	2/12/2016
	3/16/2007	81,037	240,910	(6)	45.4000	3/15/2017
	3/16/2007	0	2,202	(7)	45.4000	3/15/2017
	2/11/2008	0	597,295	(8)	36.9600	2/10/2018
	2/11/2008	0	2,705	(9)	36.9600	2/10/2018
Michael Monahan	2/8/1999	5,636	0		64.1346	2/7/2009
	2/14/2000	9,223	0		46.3841	2/13/2010
	9/11/2000	205	0		36.4496	9/10/2010
	10/20/2000	12,297	0		26.9932	10/19/2010
	9/10/2001	6,148	0		41.8755	9/9/2011
	2/11/2002	6,000	0		40.6800	2/10/2012
	2/10/2003	15,000	0		32.1000	2/9/2013
	2/9/2004	23,000	0		40.0800	2/8/2014
	2/14/2005	17,369	4,369	(2)	46.9300	2/13/2015
	2/14/2005	2,131	2,131	(3)	46.9300	2/13/2015
	2/13/2006	14,025	11,679	(4)	42.6200	2/12/2016
	2/13/2006	0	2,346	(5)	42.6200	2/12/2016
	2/12/2007	7,194	19,501	(10)	48.0300	2/11/2017
	2/12/2007	0	2,082	(11)	48.0300	2/11/2017
	2/11/2008	0	151,141	(8)	36.9600	2/10/2018
	2/11/2008	0	2,705	(9)	36.9600	2/10/2018
Bruce P. Nolop	1/10/2000	38,222	0		44.5885	1/9/2010
	2/14/2000	36,889	0		46.3841	2/13/2010
	10/20/2000	51,620	0		26.9932	10/19/2010
	2/12/2001	15,544	0		34.1074	2/11/2011
	2/11/2002	18,524	0		40.6800	2/10/2012
	2/10/2003	41,885	0		32.1000	2/9/2013
	2/9/2004	50,005	0		40.0800	2/8/2014
	2/14/2005	50,369	15,369	(2)	46.9300	2/13/2015
	2/14/2005	2,131	2,131	(3)	46.9300	2/13/2015
	2/13/2006	40,498	38,152	(4)	42.6200	2/12/2016
	2/13/2006	0	2,346	(12)	42.6200	2/12/2016
	2/12/2007	19,784	57,271	(10)	48.0300	2/11/2017
	2/12/2007	0	2,082	(12)	48.0300	2/11/2017
Michael J. Critelli	2/8/1999	153,705	0		64.1346	2/7/2009
	2/14/2000	153,705	0		46.3841	2/13/2010
	10/20/2000	256,175	0		26.9932	10/19/2010
	2/12/2001	51,235	0		34.1074	2/11/2011
	2/11/2002	25,000	0		40.6800	2/10/2012
	2/10/2003	175,000	0		32.1000	2/9/2013
	2/9/2004	200,000	0		40.0800	2/8/2014
	2/14/2005	147,869	47,869	(2)	46.9300	2/13/2015
	2/14/2005	2,131	2,131	(3)	46.9300	2/13/2015
	2/13/2006	157,784	155,438	(4)	42.6200	2/12/2016
	2/13/2006	0	2,346	(5)	42.6200	2/12/2016
	3/16/2007	40,518	119,355	(6)	45.4000	3/15/2017
	3/16/2007	0	2,202	(7)	45.4000	3/15/2017

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END (CONTINUED)

	Option Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price (#)	Option Expiration Date

Leslie R. Abi-Karam	2/8/1999	7,481	0		64.1346	2/7/2009
	2/14/2000	6,149	0		46.3841	2/13/2010
	9/10/2001	2,562	0		41.8755	9/9/2011
	2/11/2002	5,000	0		40.6800	2/10/2012
	12/9/2002	1,667	0		33.7900	12/8/2012
	2/10/2003	4,418	0		32.1000	2/9/2013
	2/9/2004	18,000	0		40.0800	2/8/2014
	2/14/2005	16,619	4,119	(2)	46.9300	2/13/2015
	2/14/2005	2,131	2,131	(3)	46.9300	2/13/2015
	2/13/2006	14,025	11,679	(4)	42.6200	2/12/2016
	2/13/2006	0	2,346	(5)	42.6200	2/12/2016
	2/12/2007	7,194	19,501	(10)	48.0300	2/11/2017
	2/12/2007	0	2,082	(11)	48.0300	2/11/2017
	2/11/2008	0	151,141	(8)	36.9600	2/10/2018
	2/11/2008	0	2,705	(9)	36.9600	2/10/2018
Patrick J. Keddy	2/8/1999	12,297	0		64.1346	2/7/2009
	2/14/2000	12,297	0		46.3841	2/13/2010
	2/11/2002	3,000	0		40.6800	2/10/2012
	9/5/2002	10,000	0		34.7300	9/4/2012
	2/10/2003	15,000	0		32.1000	2/9/2013
	12/22/2003	0	152	(13)	35.6580	9/1/2009
	2/9/2004	20,000	0		40.0800	2/8/2014
	9/23/2004	0	151	(14)	39.1950	5/1/2010
	2/14/2005	16,500	5,500	(2)	46.9300	2/13/2015
	10/21/2005	0	150	(15)	37.8029	6/1/2011
	2/13/2006	15,778	15,779	(4)	42.6200	2/12/2016
	10/20/2006	0	153	(16)	40.2690	6/1/2012
	2/12/2007	8,093	24,281	(10)	48.0300	2/11/2017
	10/16/2007	0	165	(17)	40.9290	5/31/2013
	2/11/2008	0	69,231	(8)	36.9600	2/10/2018

(1)

These columns represent the total number of securities underlying unexercised stock options, both exercisable and unexercisable, that were outstanding at the end of 2008. The number of shares subject to the stock options has been adjusted to reflect the spin-off of Imagistics International Inc. in 2001.

(2)	These awards represent non-qualified stock options that generally vest at the rate of 25% per year, with a remaining vesting date of February 14, 2009.

(3)	These awards represent incentive stock options (“ISOs”) that vest 50% after three years and 50% after four years, with a remaining vesting date of February 14, 2009.

(4)

These awards represent non-qualified stock options that generally vest at the rate of 25% per year, with remaining vesting dates of February 13, 2009 and February 13, 2010. For Mr. Nolop, the options continue to vest in accordance with their terms until January 10, 2010, when he becomes eligible for retirement, at which time the options become fully vested and remain exercisable for the remainder of their term.

(5)	These awards represent ISOs that vest 100% after four years, with a vesting date of February 13, 2010.

(6)	These awards represent non-qualified stock options that generally vest at the rate of 25% per year, with vesting dates of March 16, 2009, March 16, 2010, and March 16, 2011.

(7)	These awards represent ISOs that vest 100% after four years, with a vesting date of March 16, 2011.

(8)

These awards represent non-qualified stock options that generally vest at the rate of 25% per year, with vesting dates of February 11, 2009, February 11, 2010, February 11, 2011, and February 11, 2012.

(9)	These awards represent ISOs that vest 100% after four years, with a vesting date of February 11, 2012.

(10)

These awards represent non-qualified stock options that generally vest at the rate of 25% per year, with vesting dates of February 12, 2009, February 12, 2010, and February 12, 2011. For Mr. Nolop, the options continue to vest in accordance with their terms until January 10, 2010, when he becomes eligible for retirement, at which time the options become fully vested and remain exercisable for the remainder of their term.

(11)	These awards represent ISOs that vest 100% after four years, with a vesting date of February 12, 2011.

(12)

These awards were initially awarded to Mr. Nolop as ISOs and were automatically converted to non-qualified stock options 90 days after his separation from the company. The options continue to vest in accordance with their terms until January 10, 2010, when he becomes eligible for retirement, at which time the options become fully vested and remain exercisable for the remainder of their term.

(13)	Stock options are granted under the Pitney Bowes Inc. 1998 U.K. S.A.Y.E. Stock Option Plan. Pursuant to the plan, Mr. Keddy can purchase shares beginning on March 1, 2009 until the Expiration Date.

(14)	Stock options are granted under the Pitney Bowes Inc. 1998 U.K. S.A.Y.E. Stock Option Plan. Pursuant to the plan, Mr. Keddy can purchase shares beginning on November 1, 2009 until the Expiration Date.

(15)	Stock options are granted under the Pitney Bowes Inc. 1998 U.K. S.A.Y.E. Stock Option Plan. Pursuant to the plan, Mr. Keddy can purchase shares beginning on December 1, 2010 until the Expiration Date.

(16)	Stock options are granted under the Pitney Bowes Inc. 1998 U.K. S.A.Y.E. Stock Option Plan. Pursuant to the plan, Mr. Keddy can purchase shares beginning on December 1, 2011 until the Expiration Date.

(17)	Stock options are granted under the Pitney Bowes Inc. 1998 U.K. S.A.Y.E. Stock Option Plan. Pursuant to the plan, Mr. Keddy can purchase shares beginning on December 1, 2012 until the Expiration Date.

The following table discloses amounts realized on equity compensation during 2008 as stock options were exercised or restricted stock vested.

OPTION EXERCISES AND STOCK VESTED DURING 2008 FISCAL YEAR

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)

Murray D. Martin	0	0	2,275	(1)	83,515
Michael Monahan	0	0	6,500	(2)	192,628
Bruce P. Nolop	0	0	0		0
Michael J. Critelli	0	0	0		0
Leslie Abi-Karam	0	0	6,500	(2)	192,628
Patrick J. Keddy	0	0	6,500	(2)	192,628

(1)	The remaining 2,275 shares of the restricted stock granted on April 5, 2004 vested on April 5, 2008.

(2)	These shares of restricted stock granted on October 7, 2004 vested on October 7, 2008.

Pension Benefits

The following table provides information regarding post-employment payments to the named executive officers. It includes data regarding the Pitney Bowes Pension Plan, Pension Restoration Plan and U.K. Pension Fund. The Pitney Bowes Pension Plan is a qualified pension plan for U.S. employees, while the U.K. Pension Fund is a qualified pension plan for U.K. employees. U.S. named executive officers are eligible to participate in the Pitney Bowes Pension Plan which is a broad-based tax-qualified plan under which employees generally are eligible to retire with unreduced benefits at age 65. U.S. named executive officers are also eligible to participate in the Pension Restoration Plan which provides eligible employees with compensation greater than the $230,000 limit for 2008 with benefits based on the same formula used under the qualified plan. The Pension Restoration Plan is offered to approximately 700 of our current active employees to provide for retirement benefits above amounts available under the tax-qualified Pension Plan. Pitney Bowes does not grant extra years of credited service under its pension plans. Payments under the nonqualified Pension Restoration Plan are paid from our general assets. These payments are substantially equal to the difference between the amount that would have been payable under our qualified Pension Plan in the absence of legislation limiting pension benefits and earnings that may be considered in calculating pension benefits, and the amount actually paid under our qualified Pension Plan. Pitney Bowes does not maintain an excess benefit plan with special provisions, such as above-market interest rates.

All of the named executive officers are fully vested in their pension benefit.

The amounts reported in the table below equal the present value of the accumulated benefit at December 31, 2008, for the named executive officers under the various Pitney Bowes pension plans based on years of service and covered earnings (as described below) considered by the plans for the period through December 31, 2008. The present value has been calculated assuming the named executive officer will remain employed until age 65, generally the age at which retirement may occur without any reduction in benefits, and that the benefit is payable consistent with the assumptions as described in note 13 to the financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2008.

PENSION BENEFITS AS OF DECEMBER 31, 2008

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)

Murray D. Martin(2)	Pitney Bowes Pension Plan	21.4	443,871
Murray D. Martin	Pitney Bowes Pension Restoration Plan	21.4	3,176,699
Michael Monahan	Pitney Bowes Pension Plan	20.6	168,067
Michael Monahan	Pitney Bowes Pension Restoration Plan	20.6	370,033
Bruce P. Nolop	Pitney Bowes Pension Plan	9.0	101,329
Bruce P. Nolop	Pitney Bowes Pension Restoration Plan	9.0	508,473
Michael J. Critelli(2)	Pitney Bowes Pension Plan	29.7	776,667
Michael J. Critelli	Pitney Bowes Pension Restoration Plan	29.7	9,477,018
Leslie Abi-Karam	Pitney Bowes Pension Plan	24.9	246,257
Leslie Abi-Karam	Pitney Bowes Pension Restoration Plan	24.9	532,343
Patrick J. Keddy(3)	Pitney Bowes U.K. Pension Fund	19.7	2,033,860

(1)

Material assumptions used to calculate the present value of accumulated benefits under the Pitney Bowes Pension Plan for each named executive officer are detailed in note 13 to the financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2008. In addition, the mortality table used was UP94G.

(2)

Mr. Martin is currently eligible for early retirement. Mr. Critelli retired from the company on February 28, 2009. If Messrs. Martin and Critelli were to have retired on December 31, 2008, the present value of the pension benefit payable would have been $3,948,970 for Mr. Martin and $12,683,412 for Mr. Critelli.

(3)		Amount shown for Mr. Keddy’s pension has been converted to dollars using the conversion rate of $1.8525 to £1.00 (which is the average of the monthly average conversion rates for 2008).

The material terms of the U.S. Pension and Pension Restoration plans are summarized below:

•	Employees hired prior to January 1, 2005 are eligible to participate.

•	Normal retirement age is 65 with at least five years of service, while early retirement is allowed at age 55 with at least ten years of service.

•	The vesting period is three years.

•

For purposes of determining pension benefits, “earnings” are defined as the average of the five highest consecutive calendar year pay amounts. Earnings include base salary, vacation, severance, before-tax plan contributions, annual incentives (paid and deferred), and certain bonuses. Earnings do not include long-term cash incentive unit payments, stock options, restricted stock, hiring bonuses, company contributions to benefits, and expense reimbursements.

•

The formula to determine benefits is based on age, years of service, and final average of the highest consecutive five-year earnings. Employees receive annual percentages of earnings based on their age plus service. The annual percentages range from 2% to 10% of final average earnings, plus 2% to 6% of such earnings in excess of the Social Security Wage Base. In addition, Pension Plan participants whose age plus service totaled more than 50 as of September 1, 1997 receive “transition credits” to make up for some of the differences between old and new retirement plan formulas. Messrs. Martin, Critelli and Ms. Abi-Karam are among those Pension Plan participants who are eligible to receive “transition credits.”

•

The maximum annual benefit accrual under the Pension Restoration Plan is an amount equal to 16.5% multiplied by the participant’s final average earnings and further multiplied by the participant’s credited service.

•	Upon retirement, benefits are payable in a lump-sum or various annuity forms, including life annuity and 50% joint and survivor annuity.

•	The distribution options under the Pension Restoration Plan are designed to comply with the requirements of Internal Revenue Code Section 409A.

The material terms of the U.K. Pension Fund are summarized below:

•

Normal retirement age is 65, while early retirement is allowed from age 55. The plan was revised in July 1998 to change the retirement age to 65 from 60. The benefit for service from July 1998 is reduced by 4% per year before age 65 and the benefit for service before July 1998 is reduced 4% per year before age 60.

•

For purposes of determining pension benefits, earnings are defined as the average of the three highest consecutive calendar year earnings amounts during the last ten years. Earnings include base salary and an annual incentive less the U.K. social security threshold.

•

The formula to determine benefits is based on years of service and earnings. Employees must contribute 2% of their earnings into the defined benefit portion of the plan. Employees accrue 1/80th of their earnings for each year of service. For service prior to July 1998, employees accrued 1/60th of earnings for each year of service. Mr. Keddy has nine years of service accrued under the old formula.

•

The U.K. Pension Fund also includes a Qualified Defined Contribution benefit under which the employee contributes 2% of his earnings and the company makes a 2% matching contribution. The employee also has the option to contribute additional savings that are not matched.

•	Upon retirement, benefits are payable as an annuity with a spousal survivor benefit, plus the option to take up to 25% of the value as a lump-sum.

Deferred Compensation

Information included in the table below includes contributions, earnings, withdrawals, and balances with respect to the Pitney Bowes 401(k) Restoration Plan (a non-qualified deferred compensation plan) and the Pitney Bowes Deferred Incentive Savings Plan (a plan where certain employees may defer their incentives and salary). Eligibility for both of these plans is limited to U.S. employees, therefore Mr. Keddy is not a participant. The Pitney Bowes 401(k) Restoration Plan and Deferred Incentive Savings Plan are unfunded deferred compensation plans established for a select group of management or highly compensated employees under ERISA. All payments pursuant to the plans are made from the general assets of the company and no special or separate fund is established or segregation of assets made to assure payment. Participants do not own any interest in the assets of the company as a result of participating in the plans. Notwithstanding the foregoing, there is a grantor trust to assist in accumulating funds to pay the company’s obligations under the plans. Any assets of the grantor trusts are subject to the claims of the company’s creditors.

NONQUALIFIED DEFERRED COMPENSATION FOR 2008

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings/(Loss) in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)

Murray D. Martin 401(k) Restoration Plan	0	59,300	(91,933)	0	305,911
Deferred Incentive Savings Plan	115,000	0	24,330	0	634,085

Michael Monahan 401(k) Restoration Plan	0	20,461	(27,318)	0	68,649
Deferred Incentive Savings Plan	25,000	0	(218,143)	5,000	482,942

Bruce P. Nolop 401(k) Restoration Plan	0	37,129	(82,232)	0	154,829
Deferred Incentive Savings Plan	81,056	0	(961,011)	3,277,055	0

Michael J. Critelli 401(k) Restoration Plan	0	114,212	20,814	0	949,726
Deferred Incentive Savings Plan	50,000	0	53,174	14,673	1,223,175

Leslie Abi-Karam 401(k) Restoration Plan	0	18,677	(34,551)	0	68,774
Deferred Incentive Savings Plan	12,000	0	(19,950)	0	32,271

Patrick J. Keddy(5)	n/a	n/a	n/a	n/a	n/a

(1)

Amounts in this column represent deferred compensation from base salary for 2008 for Mr. Critelli of $50,000 which is also included in the Summary Compensation Table. Other amounts represent 2007 incentive plan and/or CIU payments as follows: Mr. Martin deferred $115,000 of his incentive compensation; Mr. Monahan deferred $25,000 of his incentive compensation; Mr. Nolop deferred $19,456 of his incentive compensation and $61,600 of his CIU payment; and Ms. Abi-Karam deferred $12,000 of her incentive compensation.

(2)

Amounts shown are company contributions to the Pitney Bowes 401(k) Restoration Plan earned in 2007 and credited under the Plan in 2008. These amounts are also included in the All Other Compensation column of the Summary Compensation Table for each of the named executive officers.

(3)

Amounts shown are the respective earnings in the Pitney Bowes 401(k) Restoration Plan and the Deferred Incentive Savings Plan. These earnings are not included in the Summary Compensation Table. Earnings for Mr. Martin, Mr. Nolop and Ms. Abi-Karam in the 401(k) Restoration Plan were increased by $9,132, $9,778 and $2,212 respectively, to include December 2007 dividend payments which were not reflected in the prior year’s balance.

(4)

Amounts shown are the respective balances in the Pitney Bowes 401(k) Restoration Plan and the Deferred Incentive Savings Plan. The aggregate balance for the 401(k) Restoration Plan includes amounts previously reported as compensation in the Summary Compensation Table as follows: $108,427 for Mr. Martin, $15,034 for Mr. Monahan, $191,576 for Mr. Critelli, $66,997 for Mr. Nolop and $15,295 for Ms. Abi-Karam. The aggregate balance for the Deferred Incentive Savings Plan includes $150,000 for Mr. Martin, $124,800 for Mr. Monahan, $335,000 for Mr. Critelli, $339,877 for Mr. Nolop and $15,000 for Ms. Abi-Karam previously reported as compensation in the Summary Compensation Table.

(5)	Mr. Keddy is not eligible to participate in any non-qualified deferred compensation plans.

The material terms of the Pitney Bowes 401(k) Restoration Plan are summarized below:

•

The goal of this plan is generally to restore benefits that would have been provided under the qualified 401(k) plan but for certain Internal Revenue Service limitations placed on tax-qualified 401(k) plans.

•

For purposes of determining 401(k) restoration benefits, earnings are defined as base salary, vacation, annual incentives (paid and deferred), and certain bonuses. Earnings do not include long-term cash incentive unit payments, stock options, restricted stock, severance, hiring bonuses, company contributions to benefits, and expense reimbursements. Participants need to contribute the allowable maximum to the 401(k) Plan to be considered for benefits in the Restoration Plan.

•	Employees must have one year of service to participate, and the vesting is the same as under the qualified 401(k) Plan. All of the named executive officers are fully vested in their accounts.

•	Distributions payable in a lump-sum or installments may occur upon termination of employment and will follow guidelines under Section 409A of the Code.

The material terms of the Deferred Incentive Savings Plan (DISP) are summarized below:

•	The DISP allows deferral of up to 100% of annual incentives and long-term incentives. Base salary deferral is permissible only for certain key employees.

•	Employees must be “highly-compensated employees” as defined in the Deferred Incentive Savings Plan in order to participate in this plan.

•	Distributions from the DISP can occur for various reasons and will be in compliance with guidelines established under Section 409A of the Code:

–	Termination/Death/Disability — a lump sum payment is made as soon as administratively practicable following termination of employment.

–	Retirement — payment is made in accordance with the payment election in effect for the account.

–	Change of Control — payment is made in a lump sum.

–	Unforeseeable Emergency — plan permits withdrawals with appropriate verification.

–	In-Service Withdrawals — up to four withdrawal elections can be made from each annual account with pre-specified year of distribution.

Investment returns for both the Pitney Bowes 401(k) Restoration Plan and the DISP are identical to those in the Pitney Bowes 401(k) Plan. Each employee selects his or her investment options and can change these at any time by accessing his or her account on the Internet. These investments are tracked in “phantom” accounts rather than in the true funds. The investment options are set forth in the chart below.

INVESTMENT TYPE	PLAN TICKER SYMBOL	2008 PERFORMANCE

STOCKS
American Funds Europacific Growth	REREX	-40.56%
Ariel Appreciation Fund	CAAPX	-40.74%
Equity Income Fund	PRFDX	-35.75%
Equity Index Trust	N/A	-37.09%
Growth Stock Fund	PRGFX	-42.26%
Mid-Cap Growth Fund	RPMGX	-39.69%
Mid-Cap Value Fund	TRMCX	-34.57%
Pennsylvania Mutual Fund	PENNX	-34.78%
Small-Cap Value Fund	PRSVX	-28.61%
Vanguard Explorer, ADM	VEXRX	-40.30%
BONDS
PIMCO Total Return Admin	PTRAX	4.60%
MONEY MARKET/STABLE VALUE
Stable Value Common Trust Fund	N/A	4.69%
Summit Cash Reserves	TSCXX	2.69%
COMPANY STOCK
Pitney Bowes Inc.	PBI	-30.04%
RETIREMENT FUNDS
Retirement 2005 Fund	TRRFX	-22.24%
Retirement 2010 Fund	TRRAX	-26.71%
Retirement 2015 Fund	TRRGX	-30.22%
Retirement 2020 Fund	TRRBX	-33.48%
Retirement 2025 Fund	TRRHX	-35.90%
Retirement 2030 Fund	TRRCX	-37.79%
Retirement 2035 Fund	TRRJX	-38.88%
Retirement 2040 Fund	TRRDX	-38.85%
Retirement 2045 Fund	TRRKX	-38.83%
Retirement 2050 Fund	TRRMX	-38.80%
Retirement 2055 Fund	TRRNX	-38.89%
Retirement Income Fund	TRRIX	-18.39%

Other Post-Termination Payments

The tables below reflect the amount of compensation that would become payable to each of the named executive officers under existing arrangements if the hypothetical termination of employment events described had occurred on December 31, 2008, given the named executive officer’s compensation and service levels as of such date and, if applicable, based on the company’s closing stock price on that date. For purposes of valuing stock options in the “Post-Termination Payments” tables, we assume that upon a change of control, all vested outstanding stock options will be cashed out using the difference between the stock option exercise price and $25.48, the closing price of the company’s common stock on December 31, 2008. All payments are payable by the company in a lump-sum unless otherwise noted. The terms of these benefits are described in the notes and narrative following the tables.

These benefits are in addition to benefits available regardless of the occurrence of such an event, such as currently exercisable stock options, and benefits generally available to salaried employees, such as distributions under the company’s 401(k) plan, subsidized retiree medical benefits, disability benefits, and accrued vacation pay. In addition, in connection with any actual termination of employment, the company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described below, as the Committee determines appropriate.

The actual amounts that would be paid upon a named executive officer’s termination of employment can be determined only at the time of such executive’s separation from the company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported in the tables below. Factors that could affect these amounts include the timing during the year of any such event, the company’s stock price and the executive’s age.

As discussed above under the section entitled “Deferred Compensation” the named executive officers other than Mr. Keddy participate in the company’s non-qualified deferred compensation plans. The last column of the “Nonqualified Deferred Compensation for 2008” table on page 39 reports each named executive officer’s aggregate balance at the company’s fiscal year-end. In the event of termination of employment, the named executive officers are entitled to receive the amount in their deferred compensation account. The account balances continue to be credited with increases or decreases reflecting changes in the value of the investment funds that are tracked under the plans between the termination event and the date distributions are made, and therefore amounts received by the named executive officers will differ from those shown in the “Nonqualified Deferred Compensation for 2008” table on page 39. See the narrative accompanying that table for information on available types of distributions under the plan.

POST-TERMINATION PAYMENTS
MURRAY D. MARTIN(1)

	Early Retirement ($)		Involuntary Not for Cause Termination ($) (2)		Change of Control with Termination (CIC) ($)		Death ($)		Disability ($)

Severance	0		392,788 - 4,750,000	(3)	5,084,000	(4)	0		0

Annual Incentive	1,378,000	(5)	1,378,000	(5)	1,425,000	(6)	1,378,000	(5)	1,378,000	(5)

CIUs
2006-2008 cycle	731,000	(7)	731,000	(7)	731,000	(8)	731,000	(7)	731,000	(7)
2007-2009 cycle	1,333,333	(9)	1,333,333	(9)	2,000,000	(8)	1,333,333	(9)	1,333,333	(9)
2008-2010 cycle	850,000	(9)	850,000	(9)	2,550,000	(8)	850,000	(9)	850,000	(9)

Stock Options Accelerated(10)	0		0		0		0		0

Change of Control Pension Benefit(11)	0		0		783,654		0		0

Medical & other benefits(12)	0		0		73,811		0		0

Financial Counseling	0		0 - 42,000		0		0		0

Life insurance(13)	0		0		0		950,000		0

Tax-gross up(14)	0		0		5,090,744		0		0

Total	4,292,333		4,685,121 - 9,084,333		17,738,209		5,242,333		4,292,333

(1)	All data is shown assuming termination on December 31, 2008.

(2)

Ranges represent variance between Mr. Martin’s basic severance plan and enhanced severance payment as explained in the section entitled “Explanation of Benefits Payable Upon Various Termination Events” on page 47.

(3)	Under the terms of the Pitney Bowes Severance Pay Plan, Mr. Martin would receive a minimum of 21.5 weeks of base salary if he were terminated involuntarily and not for cause.

(4)

Includes three years of salary and three years of annual incentive. Salary used is the base rate as of December 31, 2008 and annual incentive used is the average incentive earned for service in 2005, 2006 and 2007.

(5)

Annual incentive is prorated for time worked during the year of termination and is shown with actual amount earned for 2008. This amount was paid in February 2009 under the normal distribution of annual incentives.

(6)	Annual incentive is valued at the targeted amount and is paid upon termination following a change of control.

(7)

Units for 2006-2008 cycles are valued at $0.86 per unit based upon actual achievement of performance metrics for the 2006-2008 cycle. This amount was paid in February 2009 under the normal distribution of CIUs.

(8)

Units for 2006-2008 cycle are valued at $0.86 per unit based upon actual achievement of performance metrics for the 2006-2008 cycle. Units for 2007-2009 and 2008-2010 cycles are valued at the targeted amount which is $1.00 per unit. Payment is paid upon termination following a change of control.

(9)

Units for 2007-2009 and 2008-2010 cycles are valued at the targeted amount which is $1.00 per unit. Payment is prorated based upon time worked through the end of each cycle period, however, payment is not made until the end of the performance period.

(10)

Vesting of stock options is accelerated upon certain termination events and the stock options remain exercisable for the remainder of the term. Currently, there are no in-the-money unvested employee stock options to purchase the common stock of Pitney Bowes.

(11)	Amount shown is the increase in lump-sum actuarial equivalent of the pension age and service credits for the associated severance period.

(12)	Amount shown is the present value of the company’s cost to continue medical and other health & welfare plans for three years plus the company’s cost for outplacement services.

(13)	U.S employees have a life insurance benefit of one times base salary.

(14)	Amount shown is the gross-up value for excise tax due on parachute payments and their gross-up payments. Gross-up payments are subject to a safe harbor amount described on page 48.

POST-TERMINATION PAYMENTS
MICHAEL MONAHAN(1)

	Involuntary Not for Cause Termination ($)(2)		Change of Control with Termination (CIC) ($)		Death ($)		Disability ($)

Severance	218,077 - 1,890,000	(3)	2,280,791	(4)	0		0

Annual Incentive	0 - 388,800	(5)	405,000	(6)	388,800	(5)	388,800	(5)

CIUs
2006-2008 cycle	0 - 172,000	(7)	172,000	(8)	172,000	(7)	172,000	(7)
2007-2009 cycle	0 - 133,333	(9)	200,000	(8)	133,333	(9)	133,333	(9)
2008-2010 cycle	0		500,000	(8)	166,667	(9)	166,667	(9)

Stock Options Accelerated(10)	0		0		0		0

Change of Control Pension Benefit(11)	0		100,029		0		0

Medical & other benefits(12)	0		84,569		0		0

Financial Counseling	0 - 42,000		0		0		0

Life insurance(13)	0		0		540,000		0

Tax-gross up(14)	0		1,613,805		0		0

Total	218,077 - 2,626,133		5,356,194		1,400,800		860,800

(1)	All data is shown assuming termination on December 31, 2008.

(2)

Ranges represent variance between Mr. Monahan’s basic severance plan and enhanced severance payment as explained in the section entitled “Explanation of Benefits Payable Upon Various Termination Events” on page 47.

(3)	Under the terms of the Pitney Bowes Severance Pay Plan, Mr. Monahan would receive a minimum of 21 weeks of base salary if he were terminated involuntarily and not for cause.

(4)

Includes three years of salary and three years of annual incentive. Salary used is the base rate as of December 31, 2008 and annual incentive used is the average incentive earned for service in 2005, 2006 and 2007.

(5)

Annual incentive is prorated for time worked during the year of termination and is shown with actual amount earned for 2008. This amount was paid in February 2009 under the normal distribution of annual incentives.

(6)	Annual incentive is valued at the targeted amount and is paid upon termination following a change of control.

(7)

Units for 2006-2008 cycles are valued at $0.86 per unit based upon actual achievement of performance metrics for the 2006-2008 cycle. This amount was paid in February 2009 under the normal distribution of CIUs.

(8)

Units for 2006-2008 cycle are valued at $0.86 per unit based upon actual achievement of performance metrics for the 2006-2008 cycle. Units for 2007-2009 and 2008-2010 cycles are valued at the targeted amount which is $1.00 per unit. Payment is paid upon termination following a change of control.

(9)

Units for 2007-2009 and 2008-2010 cycles are valued at the targeted amount which is $1.00 per unit. Payment is prorated based upon time worked through the end of each cycle period, however, payment is not made until the end of the performance period.

(10)

Vesting of stock options is accelerated upon certain termination events and the stock options remain exercisable for the remainder of the term. Currently, there are no in-the-money unvested employee stock options to purchase the common stock of Pitney Bowes.

(11)	Amount shown is the increase in lump-sum actuarial equivalent of the pension age and service credits for the associated severance period.

(12)	Amount shown is the present value of the company’s cost to continue medical and other health & welfare plans for three years plus the company’s cost for outplacement services.

(13)	U.S employees have a life insurance benefit of one times base salary.

(14)	Amount shown is the gross-up value for excise tax due on parachute payments and their gross-up payments. Gross-up payments are subject to a safe harbor amount described on page 48.

POST-TERMINATION PAYMENTS
MICHAEL J. CRITELLI(1)

	Early Retirement ($)		Involuntary Not for Cause Termination ($) (2)		Change of Control with Termination (CIC) ($)		Death ($)		Disability ($)

Severance	0		461,538 - 3,408,000	(3)	6,956,094	(4)	0		0

Annual Incentive	867,840	(5)	867,840	(5)	904,000	(6)	867,840	(5)	867,840	(5)

CIUs
2006-2008 cycle	1,935,000	(7)	1,935,000	(7)	1,935,000	(8)	1,935,000	(7)	1,935,000	(7)
2007-2009 cycle	2,000,000	(9)	2,000,000	(9)	3,000,000	(8)	2,000,000	(9)	2,000,000	(9)
2008-2010 cycle	1,000,000	(9)	1,000,000	(9)	3,000,000	(8)	1,000,000	(9)	1,000,000	(9)

Stock Options Accelerated(10)	0		0		0		0		0

Change of Control Pension Benefit(11)	0		0		2,169,612		0		0

Medical & other benefits(12)	0		0		85,664		0		0

Financial Counseling	0		0 - 42,000		0		0		0

Life insurance(13)	0		0		0		800,000		0

Tax-gross up(14)	0		0		7,077,756		0		0

Total	5,802,840		6,264,378 - 9,252,840		25,128,126		6,602,840		5,802,840

(1)	All data is shown assuming termination on December 31, 2008. Mr. Critelli retired from the board of directors on December 31, 2008 and as an employee of the company on February 28, 2009.

(2)

Ranges represent variance between Mr. Critelli’s basic severance plan and enhanced severance payment as explained in the section entitled “Explanation of Benefits Payable Upon Various Termination Events” on page 47.

(3)	Under the terms of the Pitney Bowes Severance Pay Plan, Mr. Critelli would receive a minimum of 30 weeks of base salary if he were terminated involuntarily and not for cause.

(4)

Includes three years of salary and three years of annual incentive. Salary used is the base rate as of December 31, 2008 and annual incentive used is the average incentive earned for service in 2005, 2006 and 2007.

(5)

Annual incentive is prorated for time worked during the year of termination and is shown with actual amount earned for 2008. This amount was paid in February 2009 under the normal distribution of annual incentives.

(6)	Annual incentive is valued at the targeted amount and is paid upon termination following a change of control.

(7)

Units for 2006-2008 cycles are valued at $0.86 per unit based upon actual achievement of performance metrics for the 2006-2008 cycle. This amount was paid in February 2009 under the normal distribution of CIUs.

(8)

Units for 2006-2008 cycle are valued at $0.86 per unit based upon actual achievement of performance metrics for the 2006-2008 cycle. Units for 2007-2009 and 2008-2010 cycles are valued at the targeted amount which is $1.00 per unit. Payment is paid upon termination following a change of control.

(9)

Units for 2007-2009 and 2008-2010 cycles are valued at the targeted amount which is $1.00 per unit. Payment is prorated based upon time worked through the end of each cycle period, however, payment is not made until the end of the performance period.

(10)

Vesting of stock options is accelerated upon certain termination events and the stock options remain exercisable for the remainder of the term. Currently, there are no in-the-money unvested employee stock options to purchase the common stock of Pitney Bowes.

(11)	Amount shown is the increase in lump-sum actuarial equivalent of the pension age and service credits for the associated severance period.

(12)	Amount shown is the present value of the company’s cost to continue medical and other health & welfare plans for three years plus the company’s cost for outplacement services.

(13)	U.S employees have a life insurance benefit of one times base salary.

(14)	Amount shown is the gross-up value for excise tax due on parachute payments and their gross-up payments. Gross-up payments are subject to a safe harbor amount described on page 48.

POST-TERMINATION PAYMENTS
LESLIE ABI-KARAM(1)

	Involuntary Not for Cause Termination ($)(2)		Change of Control with Termination (CIC) ($)		Death ($)		Disability ($)

Severance	252,404 - 1,890,000	(3)	2,201,933	(4)	0		0

Annual Incentive	0 - 403,200	(5)	420,000	(6)	403,200	(5)	403,200	(5)

CIUs
2006-2008 cycle	0 - 172,000	(7)	172,000	(8)	172,000	(7)	172,000	(7)
2007-2009 cycle	0 - 133,333	(9)	200,000	(8)	133,333	(9)	133,333	(9)
2008-2010 cycle	0		500,000	(8)	166,667	(9)	166,667	(9)

Stock Options Accelerated(10)	0		0		0		0

Change of Control Pension Benefit(11)	0		146,328		0		0

Medical & other benefits(12)	0		85,638		0		0

Financial Counseling	0 - 42,000		0		0		0

Life insurance(13)	0		0		525,000		0

Tax-gross up(14)	0		1,569,109		0		0

Total	252,404 - 2,640,533		5,295,008		1,400,200		875,200

(1)	All data is shown assuming termination on December 31, 2008.

(2)

Ranges represent variance between Ms. Abi-Karam’s basic severance plan and enhanced severance payment as explained in the section entitled “Explanation of Benefits Payable Upon Various Termination Events” on page 47.

(3)	Under the terms of the Pitney Bowes Severance Pay Plan, Ms. Abi-Karam would receive a minimum of 25 weeks of base salary if she were terminated involuntarily and not for cause.

(4)

Includes three years of salary and three years of annual incentive. Salary used is the base rate as of December 31, 2008 and annual incentive used is the average incentive earned for service in 2005, 2006 and 2007.

(5)

Annual incentive is prorated for time worked during the year of termination and is shown with actual amount earned for 2008. This amount was paid in February 2009 under the normal distribution of annual incentives.

(6)	Annual incentive is valued at the targeted amount and is paid upon termination following a change of control.

(7)

Units for 2006-2008 cycles are valued at $0.86 per unit based upon actual achievement of performance metrics for the 2006-2008 cycle. This amount was paid in February 2009 under the normal distribution of CIUs.

(8)

Units for 2006-2008 cycle are valued at $0.86 per unit based upon actual achievement of performance metrics for the 2006-2008 cycle. Units for 2007-2009 and 2008-2010 cycles are valued at the targeted amount which is $1.00 per unit. Payment is paid upon termination following a change of control.

(9)

Units for 2007-2009 and 2008-2010 cycles are valued at the targeted amount which is $1.00 per unit. Payment is prorated based upon time worked through the end of each cycle period, however, payment is not made until the end of the performance period.

(10)

Vesting of stock options is accelerated upon certain termination events and the stock options remain exercisable for the remainder of the term. Currently, there are no in-the-money unvested employee stock options to purchase the common stock of Pitney Bowes.

(11)	Amount shown is the increase in lump-sum actuarial equivalent of the pension age and service credits for the associated severance period.

(12)	Amount shown is the present value of the company’s cost to continue medical and other health & welfare plans for three years plus the company’s cost for outplacement services.

(13)	U.S employees have a life insurance benefit of one times base salary.

(14)	Amount shown is the gross-up value for excise tax due on parachute payments and their gross-up payments. Gross-up payments are subject to a safe harbor amount described on page 48.

POST-TERMINATION PAYMENTS
PATRICK J. KEDDY(1)

	Involuntary Not for Cause Termination ($)(2)		Change of Control with Termination (CIC) ($)		Death ($)		Disability ($)

Severance	470,383 - 1,462,802	(3)	2,141,778	(4)	0		0

Annual Incentive	250,577	(5)	261,018	(6)	250,577	(5)	250,577	(5)

CIUs
2006-2008 cycle	0 - 193,500	(7)	193,500	(8)	193,500	(7)	193,500	(7)
2007-2009 cycle	0 - 150,000	(9)	225,000	(8)	150,000	(9)	150,000	(9)
2008-2010 cycle	0 - 75,000	(9)	225,000	(8)	75,000	(9)	75,000	(9)

Stock Options Accelerated(10)	0		0		0		0

Change of Control Pension Benefit(11)	0		318,260		0		0

Medical & other benefits(12)	0		67,026		0		0

Financial Counseling	0 - 42,000		0		0		0

Life insurance(13)	0		0		2,212,263		0

Tax-gross up(14)	n/a		n/a		n/a		n/a

Total	720,960 - 2,173,879		3,431,582		2,881,340		669,077

(1)

All data is shown assuming termination on December 31, 2008. Mr. Keddy is employed in the United Kingdom and has a service agreement which entitles him to certain benefits. Mr. Keddy is paid in U.K. pounds sterling. To provide comparability, we have converted his salary to U.S. dollars using the conversion rate of $1.8525 to £1.00 (which is the average of the monthly average conversion rates for 2008). Mr. Keddy’s annual incentive was converted using the actual conversion rate on the first trading day following approval by the Executive Compensation Committee of the final incentive payments (February 9, 2009) which was $1.4898 to £1.00.

(2)

Ranges represent variance between Mr. Keddy’s basic severance plan outlined in his service agreement and the enhanced severance payment as explained in the section entitled “Explanation of Benefits Payable Upon Various Termination Events” on page 47.

(3)	Under the terms of Mr. Keddy’s service agreement, he would receive a minimum of one year of base salary if he were terminated involuntarily and not for cause.

(4)

Includes three years of salary and three years of annual incentive. Salary used is the base rate as of December 31, 2008 and annual incentive used is the average incentive earned for service in 2005, 2006 and 2007.

(5)

Annual incentive is prorated for time worked during the year of termination and is shown with actual amount earned for 2008. This amount was paid in February 2009 under the normal distribution of annual incentives.

(6)	Annual incentive is valued at the targeted amount and is paid upon termination following a change of control.

(7)

Units for 2006-2008 cycles are valued at $0.86 per unit based upon actual achievement of performance metrics for the 2006-2008 cycle. This amount was paid in February 2009 under the normal distribution of CIUs.

(8)

Units for 2006-2008 cycle are valued at $0.86 per unit based upon actual achievement of performance metrics for the 2006-2008 cycle. Units for 2007-2009 and 2008-2010 cycles are valued at the targeted amount which is $1.00 per unit. Payment is paid upon termination following a change of control.

(9)

Units for 2007-2009 and 2008-2010 cycles are valued at the targeted amount which is $1.00 per unit. Payment is prorated based upon time worked through the end of each cycle period, however, payment is not made until the end of the performance period.

(10)

Vesting of stock options is accelerated upon certain termination events and the stock options remain exercisable for the remainder of the term. Currently, there are no in-the-money unvested employee stock options to purchase the common stock of Pitney Bowes.

(11)	Amount shown is the increase in lump-sum actuarial equivalent of the pension age and service credits for the associated severance period.

(12)	Amount shown is the present value of the company’s cost to continue medical and other health & welfare plans for three years plus the company’s cost for outplacement services.

(13)

Under the terms of the U.K. Pension plan, Mr. Keddy has a life insurance benefit of three times pensionable salary for the year ended on the date of his death, which amount may be increased based on the capital value of his accrued pension at the date of his death.

(14)	Mr. Keddy is not subject to a tax gross-up as he is a U.K. employee.

Explanation of Benefits Payable Upon Various Termination Events

Change in Responsibilities

The company has not entered into employment agreements with its named executive officers other than one with Mr. Keddy, and therefore, these officers are “at will” employees of the company. The terms of Mr. Keddy’s employment contract are in line with market practices in the U.K. In the event that a diminution in the responsibilities of Messrs. Martin, Monahan, Critelli, or Ms. Abi-Karam were determined to be a constructive termination, or the equivalent of materially changing the executive’s position, these named executive officers would receive the separation benefits set forth under the column entitled “Involuntary Not for Cause Termination” in each executive’s “Post-Termination Payments” table. Should Mr. Keddy’s responsibilities be diminished from those outlined in his employment agreement, he would be entitled to a minimum of 12 months pay. The details of Mr. Keddy’s separation benefits are set forth under the column entitled “Involuntary Not for Cause Termination” in the “Post-Termination Payments” table for Mr. Keddy.

Resignation

A voluntary termination would not provide any compensation, benefits or special treatment of equity plans for any of the named executive officers.

Early Retirement

The U.S. Pitney Bowes Pension Plan allows for early retirement at age 55 with at least ten years of service. As of the date of this proxy, Messrs. Martin and Critelli are currently eligible for early retirement. Early retirement entitles named executive officers to the following upon termination:

•	A prorated annual incentive award.

•	Prorated CIU payments at the end of each three-year cycle.

•	Stock option awards that have been outstanding for at least one year will fully vest and remain exercisable for the duration of the term.

•	The board of directors has the discretion to accelerate vesting of restricted stock that would otherwise be forfeited.

Normal Retirement

None of the named executive officers are eligible for normal retirement at this time.

Involuntary/Not for Cause Termination

The company maintains a severance pay plan that provides for the payment of severance to full-time employees based in the United States whose employment is terminated under certain business circumstances (other than a change of control). The Pitney Bowes Severance Pay Plan provides a continuation of compensation upon involuntary termination by the company without cause (defined as willful failure to perform duties or engaging in illegal conduct or gross misconduct harmful to the company) as summarized below. In addition, in order to obtain an appropriate waiver and release from the employee, the company may offer enhanced severance payments. In addition to the severance payments to which they are entitled, as of December 31, 2008, Messrs. Martin and Critelli were eligible for early retirement benefits that are, in general, more favorable than those offered upon involuntary termination.

     Basic Severance

•	The basic severance benefit is one week of salary per year of service.

     Enhanced Severance

The company may offer enhanced severance to executives upon termination, conditioned upon signing a waiver and release, which could include the following payments:

•

Severance pay based on an employee’s years of service and level within the company up to a maximum of two years of pay, less any basic severance. All named executive officers would be eligible for two years of pay, which includes current base salary plus current target annual incentive.

•	A prorated annual incentive award.

•	Prorated CIU payments calculated and paid at the end of each three-year cycle.

•	Any stock options outstanding for one year at the date of termination will continue to vest up to 24 months following termination and will expire at the end of this period.

•	The board of directors has the discretion to accelerate vesting of restricted stock that would otherwise be forfeited.

•	Financial counseling will continue through the severance period.

Termination for Cause or Gross Misconduct

•	Termination for cause or gross misconduct would not provide any additional compensation, severance, benefits or special treatment of equity plans to any of the named executive officers.

Death

The named executive officer’s beneficiary would be entitled to the following upon the executive’s death:

•	A prorated annual incentive award.

•	Prorated CIU payments at the end of each three-year cycle.

•	All stock options will vest upon death. The named executive officer’s beneficiary can exercise stock options during the remaining term of the grant.

•	Restrictions on outstanding shares of restricted stock will be removed.

•	Life insurance of one times base salary for U.S. executives and three times pensionable salary for Mr. Keddy.

Disability

The named executive officers would be entitled to the following upon termination for disability:

•	A prorated annual incentive award.

•	Prorated CIU payments at the end of each three-year cycle.

•	All stock options will vest upon disability. Stock options can be exercised during the remaining term of the grant.

•	Restrictions on outstanding shares of restricted stock will be removed.

Change of Control Arrangements

Set forth below is a summary of certain change of control arrangements maintained by the company. Under the company’s change of control arrangements, a “change of control” is defined as:

•	the acquisition of 20% or more of the company’s common stock or 20% or more of the combined voting power of the company’s voting securities by an individual, entity or group;

•	the replacement of a majority of the board other than by approval of the incumbent board;

•	the consummation of a reorganization, merger, or consolidation where greater than 50% of the company’s common stock and voting power changes hands; or

•	the approval by stockholders of the liquidation or dissolution of the company.

Upon a termination from employment without cause, or for good reason (defined as employees whose employment is terminated, whose position, authority, duties, responsibilities, earnings or benefits are diminished, or who is relocated) within two years of a change of control each of the named executive officers is entitled to the following:

•	A payment equal to three times the sum of the participant’s current annual salary and the participant’s average annual incentive award in the preceding three years.

•	A prorated annual incentive award based on the participant’s current annual incentive target.

•	CIU payments based on the total of the outstanding grants for each of the open cycles paid at target value.

•	The Pitney Bowes Inc. 2007 Stock Plan provides that all stock options and restricted stock will vest upon the employee’s termination and stock options can be exercised during their remaining term.

•	Only age and service credits, not earnings, are included in the pension calculation for the associated severance period.

•	Health and welfare benefits for the executive and his or her dependents for a three-year period.

•	Outplacement services.

•

A tax gross-up covering all additional taxes due (e.g., excise, income, employment taxes) to U.S. employees if an excise tax is due on the parachute payments. However, there is a provision that allows the severance payments to be reduced if the parachute value is within 110% of the safe-harbor amount, and therefore no tax gross-up would then be payable.

A change of control without termination entitles named executive officers to have their stock options and shares of restricted stock granted to them under the 2002 Pitney Bowes Stock Plan to vest immediately. These stock options are exercisable during the remainder of their term. As of December 31, 2008, none of the named executive officers held in-the-money unvested stock options under the 2002 Stock Plan.

Internal Revenue Code Section 409A

The Company’s benefits arrangements are intended to comply with Code Section 409A. In that regard, “Key Employees” as defined in Code Sections 409A and 416 may have certain payments delayed until six months after the employee terminates employment.

Separation Agreement

On April 14, 2008, the company entered into a Separation Agreement with Mr. Nolop in connection with his separation from the company. The Separation Agreement provides that Mr. Nolop will receive base severance in the amount of $99,139.42 and enhanced severance in the amount of $2,530,044.51. Of that amount, $736,903.93 was paid in a lump sum and the remainder will be aggregated with his base severance and will be paid in equal installments on regular paydays over a period beginning six months after the date of his separation and ending on April 14, 2010. In accordance with the terms of the Pitney Bowes Pension Plan and the Pitney Bowes Pension Restoration Plan, Mr. Nolop is eligible for early retire-

ment effective January 10, 2010. Mr. Nolop’s base severance and $2,238,669.51 of his enhanced severance will be used as pensionable earnings in calculating his pension benefit under these plans.

The benefits set forth in the Separation Agreement include: (i) a prorated payout of outstanding CIUs based on his active service; (ii) professional financial counseling and tax preparation services for 24 months up to $21,000 per calendar year; and (iii) up to $40,000 in transitional support expenses. For the period beginning on the date of separation through April 14, 2010, Mr. Nolop will receive life insurance coverage equal to one year of his base salary and he and his eligible dependents may continue to participate in the company’s group medical and dental plans. Mr. Nolop will also be eligible to participate in benefit plans for retirees, including medical, prescription drug and/or dental coverage, after April 14, 2010.

The Separation Agreement provides that Mr. Nolop will forfeit all outstanding unvested restricted stock awards. Mr. Nolop will retain his stock options that are fully or partially vested as of April 16, 2008, which, pursuant to the plan terms, will continue to vest until January 10, 2010 when all outstanding unvested stock options will vest and remain exercisable until the expiration date set forth in the applicable award agreement. The Separation Agreement also provides that Mr. Nolop will be bound by a confidentiality provision, a covenant not to compete with the company for one year following his date of separation and a non-solicitation provision for one year following his date of separation. Pursuant to the Separation Agreement, Mr. Nolop has released and waived any claims that he might have against the company.

Additional Information

Solicitation of Proxies

In addition to the use of the mail, proxies may be solicited by the directors, officers, and employees of the company without additional compensation by personal interview, by telephone, or by electronic transmission. Arrangements may also be made with brokerage firms and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of Pitney Bowes common stock and $2.12 convertible preference stock held of record, and the company will reimburse such brokers, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred. The company has retained Georgeson Inc. to aid in the solicitation of proxies.

The anticipated fee of such firm is $8,500 plus out-of-pocket costs and expenses. The cost of solicitation will be borne entirely by Pitney Bowes.

Other Matters

Management knows of no other matters which may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, it is the intention of the individuals named in the enclosed proxy to vote in accordance with their judgment.

By order of the board of directors.

Amy C. Corn
Corporate Secretary

Annex 1

          Pitney Bowes Board of Directors Independence Standards

An “independent” director is a director who meets the New York Stock Exchange definition of “independence,” as determined by the Board. The Board of Directors determines on an annual basis whether each Director is independent based upon the recommendation of the Governance Committee and all relevant facts and circumstances appropriate for consideration in the judgment of the Board. The Board applies the following standards in assessing independence:

No Director can qualify as independent if he or she has a material relationship with the Company outside of his or her service as a Director of the Company. A Director is not independent if:

(i)	the Director was employed by the Company within the preceding three years;

(ii)	an immediate family member of the Director was employed by the Company as an executive officer within the preceding three years;

(iii)

the Director is a current partner or employee of the Company’s independent auditor, or was, within the preceding three years (but is no longer) a partner or employee of the Company’s independent auditor and personally worked on the Company’s audit within that time;

(iv)

an immediate family member of the Director is a current partner of the Company’s independent auditor, or is a current employee of the Company’s independent auditor participating in the audit firm’s audit, assurance or tax compliance (but not tax planning) practice, or was, within the preceding three years (but is no longer) a partner or employee of the Company’s independent auditor and personally worked on the Company’s audit within that time;

(v)

within the preceding three years, an executive officer of Pitney Bowes was on the compensation committee of the board of directors of a company at the same time the company employed the Pitney Bowes Director or an immediate family member of the Director as an executive officer;

(vi)

during any 12-month period within the preceding three years, the Director received any direct compensation from the Company in excess of $100,000, other than compensation for Board service and pension or other forms of deferred compensation for prior service with the Company;

(vii)

during any 12-month period within the preceding three years, an immediate family member of the Director received any direct compensation from the Company in excess of $100,000, other than compensation for service as a non-executive employee of the Company;

(viii)

another company where the Director is a current executive officer or employee made payments to or received payments from Pitney Bowes for property or services in an amount that, in any single fiscal year within the preceding three fiscal years, exceeded the greater of $1 million or two percent of the other company’s consolidated gross revenues;

(ix)

another company where a member of the Director’s immediate family is a current executive officer made payments to or received payments from Pitney Bowes for property or services in an amount that, in any single fiscal year within the preceding three fiscal years, exceeded the greater of $1 million or two percent of the other company’s consolidated gross revenues; or

(x)

Pitney Bowes’ discretionary charitable contributions to an organization where the Director or the Director’s spouse serves as an officer, director or trustee exceeded, in any single fiscal year within the preceding three years, the greater of $1 million or two percent of that organization’s consolidated gross revenues. (Pitney Bowes’ employee and Director matching charitable gifts programs will not be included in the amount of Pitney Bowes’ contributions for this purpose.)

i-1

DIRECTIONS:

Northbound on I-95

Please take Exit 7 (Greenwich Avenue) and proceed through the first intersection to next traffic light, where you should turn right onto Washington Boulevard. Continue through two traffic lights and two stop signs. (Washington Boulevard becomes Dyke Lane.) At the end of Dyke Lane, turn left onto Elmcroft Road. Please park where indicated.

Southbound on I-95

Please take Exit 7 (Atlantic Street) and stay in the middle lane. At the fifth traffic light, turn left onto Washington Boulevard. Continue through three traffic lights and two stop signs. (Washington Boulevard becomes Dyke Lane.) At the end of Dyke Lane, turn left onto Elmcroft Road. Please park where indicated.

From the Merritt Parkway

Please take Exit 34 (Long Ridge Road). Turn south onto Long Ridge Road. Follow Long Ridge Road for approximately 2 miles to Cold Spring Road and turn right onto Cold Spring Road. Bear left onto Washington Boulevard and follow to the end (approximately 2 miles under railroad and I-95). (Washington Boulevard becomes Dyke Lane.) At the end of Dyke Lane, turn left onto Elmcroft Road. Please park where indicated.

This Proxy Statement is printed entirely on recycled and recyclable paper.

Annual Meeting Admission Ticket

Electronic Voting Instructions

You can vote by Internet or telephone.
Available 24 hours a day, 7 days a week.

Instead of mailing your proxy, you may choose one of the two voting methods outlined below.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 11, 2009.

Vote by Internet Log on to the Internet and go to www.envisionreports.com/pbi Follow the steps outlined on the secured website.

Vote by telephone
  Within the US, Canada & Puerto Rico, call toll free 1-800-652-VOTE (8683) on a touch tone telephone.
  There is NO CHARGE to you for the call.
  Outside the US, Canada & Puerto Rico, call 1-781-575-2300 on a touch tone telephone.
  Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

Annual Meeting Proxy Card

‚ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ‚

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors and FOR Item 2.

A	Election of Directors — The board of directors recommends a vote FOR the listed nominees.	+
1. Nominees:	For	Against	Abstain
01 - Anne M. Busquet	☐	☐	☐

04 - David L. Shedlarz	☐	☐	☐

	For	Against	Abstain
02 - Anne Sutherland Fuchs	☐	☐	☐

05 - David B. Snow, Jr.	☐	☐	☐

	For	Against	Abstain
03 - James H. Keyes	☐	☐	☐

B	The board of directors recommends a vote FOR Item 2.
	For	Against	Abstain
2. Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the independent accountants for 2009.	☐	☐	☐

C	Other Issues
Change of Address — Please print your new address below.	Comments — Please print your comments below.

Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

Annual Report Mark the box to the right if you would like to stop receiving an Annual Report.	☐

D	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
This proxy revokes all prior dated proxies. The signer hereby acknowledges receipt of Pitney Bowes’ proxy statement dated March 26, 2009.
NOTE: Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

1 U P X	+

                          010F8B

2009 Annual Meeting of
Pitney Bowes Stockholders
May 11, 2009 9:00 a.m. Local Time
Pitney Bowes World Headquarters
1 Elmcroft Road, Stamford, CT 06926-0700

Upon arrival, please present this admission ticket
and photo identification at the registration desk.

‚ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ‚

PROXY

PROXY SOLICITED ON BEHALF OF PITNEY BOWES BOARD OF DIRECTORS
DIRECTION TO T. ROWE PRICE TRUST COMPANY, TRUSTEE
Annual Meeting of Stockholders May 11, 2009

Murray D. Martin, Michael Monahan, Amy C. Corn, or any of them, with power of substitution are hereby appointed proxies of the undersigned to vote all shares of common stock and $2.12 convertible preference stock of Pitney Bowes Inc. owned by the undersigned at the annual meeting of stockholders to be held in Stamford, Connecticut, on May 11, 2009, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting, upon such business as may properly come before the meeting, including items as specified on the reverse side.

The undersigned, if a participant in the Pitney Bowes 401(k) Plan (the “Plan”), directs T. Rowe Price Trust Company, Trustee, to vote all Pitney Bowes common stock allocated to his or her account, as indicated on the reverse side, at the annual meeting of stockholders to be held in Stamford, Connecticut, on May 11, 2009, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting, upon such business as may properly come before the meeting, including items as specified on the reverse side.

Shown on this card are all shares of common stock and $2.12 convertible preference stock registered in your name, held for your benefit in the dividend reinvestment plan and/or held for your benefit in the Plan. The shares represented hereby will be voted in accordance with the directions given by the stockholder. If a properly signed proxy is returned without choices marked the shares represented by this proxy registered in your name and/or held for your benefit in the dividend reinvestment plan will be voted FOR Items 1 and 2 (unless otherwise directed). If a properly signed direction card regarding Plan shares is returned without choices marked the shares represented by the direction card will be voted, with respect to Items 1 and 2, in the same proportion indicated by the voting instructions given by participants in the Plan (unless otherwise directed).

In their discretion, the Proxies and/or the Trustee, as the case may be, are authorized to vote such other business as may properly come before the meeting, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting.

Please mark, date, sign, and promptly return this proxy in the enclosed envelope, which requires no postage if mailed in the U.S., or grant your proxy via telephone or Internet as described on the reverse side.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.